Exhibit 10.1
ASSET PURCHASE AGREEMENT
by and among
VITARICH LABORATORIES, INC.,
as Seller
and
NBTY FLORIDA, INC.
as Purchaser

and
ARGAN, INC.
(solely for purposes of Sections 2.5 & 10.9)
DATED MARCH 11, 2011

Terms & Definitions not set forth in Section 1.1 hereof

Term	Definition
Acquired A/R	2.1.8
Acquired Assets	2.1
Acquired Inventory	2.1.4
Acquired Intangible Personal Property	2.1.1
Acquired Tangible Personal Property	2.1.2
Affiliate Transactions	5.29
Agreement	Preamble
Annual Balance Sheets	5.5
Annual Financial Statements	5.5
Argan	Preamble
Assumed A/P	2.3.2
Assumed Business Contracts	2.1.9
Assumed Equipment Leases	2.1.6
Assumed Liabilities	2.3
Assumed Orders	2.1.10
Assumed Real Property Leases	2.1.5
Business Employee Plan	5.15.1(b)
Buyer	Preamble
Buyer Indemnified Persons	9.3.1
CERCLA	5.17.1(a)
CERCLIS	5.17.1(b)
Claim Notice	9.4.1
Closing	3.1
Closing Date	3.1
Closing Statement	4.2
COBRA	5.15.1(a)
Credit Agreement	3.2.1(m)
Damages	9.2.1
Defined Benefit Plan	5.15.1(c)
Disclosure Schedule	ARTICLE 5
Environmental Claims	5.17.1(c)
Environmental Law	5.17.1(d)
ERISA	5.15.1(d)
ERISA Affiliate	5.15.1(e)
Escrow Agent	3.4
Excluded Assets	2.2
Excluded Liabilities	2.4
Final Purchase Price	4.1

Term	Definition
Financial Statements	5.5
Guaranty	10.9
Hazardous Materials	5.17.1(e)
Holdback Account	3.4
IFN	3.2.1(j)
Indemnified Person	9.4.1
Indemnifying Person	9.4.1
Initial Closing Payment	3.3
Interim Balance Sheet	5.5
Inventory Value	4.2
IP License Contract	5.11.1
IRS	5.15.1(f)
Leased Property and Leased Properties	2.1.5
Multiemployer Plan	5.15.1(g)
NPL	5.17.1(f)
Obligations	10.9
OFAC	5.13.6
Pension Plan	5.15.1(i)
Post Closing Statement	4.3
Post-Closing Tax Period	7.1
Pre-Closing Tax Period	7.1
Prepaid Expenses	2.1.11
Qualified Plan	5.15.1(h)
Release	5.17.1(g)
Required Consents	5.3
Security Deposits	2.1.7
Seller	Preamble
Seller Indemnified Persons	9.2.1
Straddle Period	7.1
Straddle Period Taxes	7.1
Third Party Claim	9.5
Transfer Taxes	3.5
Vehicles	2.1.3
Vitarich Contracts	5.18.1

v

ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of March 11, 2011, by and among VITARICH LABORATORIES, INC., a Delaware corporation (“Seller”), NBTY FLORIDA, INC., a Delaware corporation (the “Buyer”), and solely for purposes of Sections 2.5 and 10.9 hereof, ARGAN, INC., a Delaware corporation (“Argan”).
WHEREAS, the Buyer wishes to purchase the Acquired Assets (as defined below) from the Seller and to assume only the Assumed Liabilities from Seller, and the Seller wishes to sell the Acquired Assets and to transfer only the Assumed Liabilities to the Buyer;
NOW, THEREFORE, in consideration of the mutual agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE 1
DEFINITIONS; CONSTRUCTION
1.1 Certain Definitions. As used herein, the following terms have the following meanings:
1.1.1 “Accounts Receivable” means with respect to the Business, all trade accounts receivable and all notes, bonds and other evidences of Indebtedness of and rights to receive payments arising out of sales occurring in the conduct of the Business and the Security Agreements related thereto, including any rights of Seller with respect to any third party collection procedures or any other Legal Proceedings which have been commenced in connection therewith.
1.1.2 “Affiliate” means, with respect to any Person, any Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control,” “controlled by” and “under common control with” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of 10% or more of the voting securities, by contract or otherwise.
1.1.3 “Books and Records” of any Person means all files, documents, instruments, papers, books and records relating to the business, operations, conditions of (financial or other), results of operations and assets and properties of such Person, including without limitation financial statements, Tax Returns and related workpapers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, Contracts and other agreements, Permits, customer lists, computer files and programs, electronic data, emails, retrieval programs, operating data and plans and environmental studies and plans.

1.1.4 “Buildings” means the buildings, properties and premises located at 4365, 4327, 4405, 4206 and 4344 Arnold Avenue, Naples, Florida which are currently subject to existing leases between Seller and the landlords thereunder.
1.1.5 “Bulk Sales Laws” means the Legal Provisions of any jurisdiction or any Tax Authority relating to bulk sales.
1.1.6 “Business” means (a) the Liquid Vitamins Business, and (b) the powder and tablet/capsule Business, in each case, consisting of the related assets and businesses owned, operated and conducted by the Seller during the period of time ending on the date hereof. When used herein, unless the text clearly provides otherwise, the reference to the term Business shall mean the Business taken as a whole on a consolidated basis.
1.1.7 “Business Day” means any day other than Saturday, Sunday or a day on which banks are permitted or required to close in State of New York or Florida.
1.1.8 “Business Employee” shall mean any current or former employee, officer or director of Seller that is employed in the Business.
1.1.9 “Business Intellectual Property Rights” means all intellectual property rights owned or licensed by Seller and used or held for use in the Business, including: (i) all trademarks, service marks, trade names, slogans, logos, trade dress, internet domain names, uniform resource identifiers, rights in design, brand names, and other similar designations of source or origin, together with all goodwill, registrations and applications related to the foregoing, as fully listed on Part 1.1.9 of the Disclosure Schedule (collectively, “Marks”); (ii) patents, utility, models and industrial design registrations or applications (including without limitation any continuations, divisionals, continuations-in-part, provisionals, renewals, reissues, re-examinations and applications for any of the foregoing, as fully listed on Part 1.1.9 of the Disclosure Schedule (collectively, “Patents”); (iii) all copyrights and copyrightable subject matter, database rights and moral rights in both published works and unpublished works, whether registered or unregistered, and all registrations or applications for registration thereof, as fully listed on Part 1.1.9 of the Disclosure Schedule (collectively, “Copyrights”); (iv) mask works rights and trade secrets and other confidential or proprietary business information (including manufacturing and production processes and techniques, research and development information, technology, drawings, specifications, designs, plans, proposals, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans, customer and supplier lists and information, all know-how, details of client or consultant contracts, pricing policies, marketing plans or strategies, product development techniques or plans, business acquisition plans, designs and design projects, inventions and research projects), proprietary processes, formulae, algorithms, models, and methodologies (collectively, “Secret Information”); (v) computer software, computer programs, and databases (whether in source code, object code or other form) and all URLs, websites or domain names and telephone numbers, in each case used in, usable in, or held for use in or otherwise necessary for the conduct of the Business, as fully listed on Part 1.1.9 of the Disclosure Schedule; and (vi) all names that Seller is known by in the Business, including without limitation, Vitarich.
1.1.10 “Code” means the Internal Revenue Code of 1986, as amended.

1.1.11 “Contract” means any contract, agreement, option, undertaking, understanding, license, sublicense, lease, consent, note, bond, debenture, mortgage or other commitment, in each case with all amendments thereto, whether or not reduced to writing.
1.1.12 “Encumbrance” means any mortgage, pledge, hypothecation, assessment, security interest, lease, lien, option, right of first refusal, easement, adverse claim, levy, charge, or other encumbrance or lien of any kind, or any conditional sale Contract, title retention Contract, or other Contract to give any of the foregoing.
1.1.13 “FDA” means the United States Food and Drug Administration.
1.1.14 “Formulations” means the formulations for each Product as of the date hereof.
1.1.15 “GAAP” means generally accepted accounting principles in the U.S., consistently applied throughout the specified period.
1.1.16 “Governmental Entity” means any Federal, state, provincial, territorial, municipal or local, domestic or foreign, government or any court, administrative agency or commission or other governmental or regulatory authority or agency, domestic or foreign, including without limitation, the FDA and the Occupational Safety and Health Administration.
1.1.17 “Holdback Amount” shall mean $2,300,000.
1.1.18 “Indebtedness” of any Person means all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, debentures, bonds or other similar instruments, (iii) for deferred purchase price for goods or services (other than trade payables or accruals incurred in the Ordinary Course of Business), (iv) under capital leases and (v) in the nature of a guarantee of the obligations described in clauses (i) through (iv) above of any other Person.
1.1.19 “Inventory” means all inventory of raw materials, work-in-process, finished goods, products under research and development, demonstration equipment, office and other supplies, parts, packaging materials and other accessories related thereto which are held at, or are in transit from or to, the locations at which the Business is conducted, or located at customers’ premises on consignment, in each case, which are used or held for use by Seller or its Affiliates in the conduct of the Business, including any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person, together with the rights of Seller against suppliers of such inventories, excluding any Excluded Assets.
1.1.20 “Knowledge”, as pertaining to the Seller, means the knowledge of any officer, director or manager of Seller or executive officer of Argan.
1.1.21 “Legal Proceeding” means any claim, suit, action, arbitration, hearing, complaint or criminal or civil prosecution, whether at law or at equity, before or by any court or Governmental Entity, any arbitrator or other tribunal.
1.1.22 “Legal Provision” means any statute, law, ordinance, rule, regulation, judgment, order or decree of any Governmental Entity.

1.1.23 “Liquid Vitamins Business” shall mean the research, development, manufacture and sale of premium liquid vitamins and minerals, whole-food dietary supplements and products and activities incidental thereto, as conducted by the Seller during the period of time ending on the date hereof, anywhere in the world.
1.1.24 “Loss” and “Losses” means any and all out-of-pocket damages, fines, fees, penalties, deficiencies, losses and expenses (including without limitation interest, penalties, court costs, fees of attorneys, accountants and other experts or other expenses of any Legal Proceeding or of any claim, default, or assessment).
1.1.25 “Material Adverse Effect” means, with respect to any Person, any state of facts, change, effect, condition, development, event or occurrence that has been, is or would reasonably be likely to be material and adverse to the financial condition, business, assets, liabilities, or results of operations or prospects of such Person and its subsidiaries, taken as a whole, or the ability of such Person and its subsidiaries to consummate the transactions contemplated by this Agreement, except, in each case, to the extent that such change or effect results from or arises out of (i) general economic, industry or political conditions, that does not disproportionately affect such Person or such Person’s Business, or (ii) the performance by such Person of its obligations under the terms of this Agreement. Any failure of a Person to meet any particular revenue or earnings forecast or estimate, shall not, in and of itself, constitute a Material Adverse Effect.
1.1.26 “Order” means any judgment, order, decision, consent decree, writ, injunction, ruling or decree of, or any settlement under the jurisdiction of, any court or Governmental Entity.
1.1.27 “Ordinary Course of Business” means the ordinary course of conduct of the Business, consistent with the Seller’s and the Affiliates’ past practice.
1.1.28 “Permits” means all permits, certificates of occupancy, licenses, variances, exemptions, and other Orders and approvals from Governmental Entities that are necessary or useful for the operation of the Business or the Acquired Assets.
1.1.29 “Permitted Encumbrances” means (i) statutory liens for Taxes not yet due and payable or being contested in good faith by appropriate proceedings, for which adequate reserves have been established in accordance with GAAP, (ii) any statutory or common law lien arising in the Ordinary Course of Business by operation of any Legal Provision with respect to a liability that is not yet due or delinquent, and (iii) statutory liens, such as carriers’ and warehousemen’s liens incurred in the Ordinary Course of Business.
1.1.30 “Person” means any individual, corporation, association, partnership, limited liability company, proprietorship, firm, joint venture, joint stock company, estate, trust, unincorporated organization, Governmental Entity and any other entity or organization.
1.1.31 “Processing Instructions” means the processing instructions for each Product as of the date hereof.

1.1.32 “Products” means any and all products produced, marketed, or sold by or on behalf of the Seller in connection with the Business.
1.1.33 “Properties” means the Leased Properties and Buildings.
1.1.34 “Security Agreements” means any security arrangement and collateral securing the repayment or other satisfaction of the Accounts Receivable.
1.1.35 “Specifications” means the raw materials, manufacturing, packaging, labeling and quality assurance specifications for each Product, as of the date hereof.
1.1.36 “Tangible Personal Property” means all furniture, fixtures, racking, equipment, machinery and other tangible personal property (other than Inventory and Vehicles) used or held for use in the conduct of the Business at the locations at which the Business is conducted or at customers’ premises on consignment, or otherwise used or held for use by Seller or its Affiliates in the conduct of the Business, including any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person.
1.1.37 “Tax” or “Taxes” means any federal, state, local, or non-U.S. income, alternative or add-on minimum, gross receipts, sales, use, transfer, registration, value added, estimated, gains, ad valorem, franchise, profits, license, withholding, payroll, direct placement, employment, excise, severance, stamp, procurement, occupation, premium, property, escheat, environmental or windfall profit tax, custom, duty, capital stock, social security, unemployment, disability, real property, personal property, or any other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, together with any interest, additions or penalties with respect thereto, whether disputed or not, and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.
1.1.38 “Tax Authority” means a Governmental Entity responsible for the imposition of Taxes.
1.1.39 “Tax Return” means any return, declaration, report, claim for refund, or information return or statement with respect to any Taxes filed or required to be filed with a Tax Authority, including any schedule or attachment thereto, and including any amendment thereof.
1.1.40 “Transaction Documents” means all agreements, instruments, certificates and documents delivered by the parties hereto pursuant to this Agreement, as each may be amended, modified or supplemented from time to time in accordance with its terms.
1.1.41 “Vehicle” means all motor vehicles, owned or leased by Seller and used or held for use in the conduct of the Business including, but not limited to, the vehicles in Part 2.1.3 of the Disclosure Schedule.
1.2 Certain Matters of ConstructionA reference to an Article, Section, Exhibit or Schedule shall mean an Article of, a Section in, or Exhibit or Schedule to, this Agreement unless otherwise expressly stated. The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement which shall be considered as a whole. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”

ARTICLE 2
PURCHASE AND SALE OF ASSETS
2.1 Purchase and Sale of Acquired Assets. Subject to Buyer’s satisfactory review of complete and accurate due diligence materials to be provided by Seller, and on the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell, transfer and assign to the Buyer, and the Buyer shall purchase and acquire from Seller, free and clear of any Encumbrances (other than Permitted Encumbrances and the Assumed Liabilities), all of Seller’s right, title and interest in and to all of the following assets and rights, that, in each case, are owned, leased or used or held for use by Seller or its Affiliates in connection with Seller’s conduct of the Business, other than Excluded Assets, in each case as the same shall exist on the Closing Date (collectively, the “Acquired Assets”):
2.1.1 The intangible property and rights (including the Business Intellectual Property Rights) of the Business, including but not limited to those identified on Part 2.1.1 of the Disclosure Schedule, the goodwill and going concern value relating thereto, and all rights, privileges, claims, causes of action, options income, royalties, damages and payments relating to any of the foregoing or to the Business or the Acquired Assets, including, without limitation, the name Vitarich (the “Acquired Intangible Personal Property”);
2.1.2 The furniture, fixtures, machinery, equipment, racking and other Tangible Personal Property of the Business, including but not limited to those identified on Part 2.1.2 of the Disclosure Schedule (the “Acquired Tangible Personal Property”);
2.1.3 All vehicles of the Business, including but not limited to those listed on Part 2.1.3 of the Disclosure Schedule (the “Vehicles”);
2.1.4 The Inventory of the Business, as reflected on the Closing Statement and as updated through the Closing Date (the “Acquired Inventory”);
2.1.5 The rights under the real property leases identified on Part 2.1.5 of the Disclosure Schedule (the “Assumed Real Property Leases”) and all other rights, privileges given to Seller in connection with such leases, including, but not limited to the use of all fixtures, machinery, equipment, racking and other items of personal property owned by Seller at the leased premises (each of the leased premises being a “Leased Property” and collectively referred to herein as the “Leased Properties”), all governmental permits, licenses, approvals, and certificates relating to any Property; and all guaranties and warranties owned by Seller in connection with any Property;
2.1.6 The rights under the personal property leases identified on Part 2.1.6 of the Disclosure Schedule (the “Assumed Equipment Leases”);
2.1.7 All security deposits deposited by or on behalf of the Seller as lessee or sublessee under the Assumed Real Property Leases or Assumed Equipment Leases or otherwise (the “Security Deposits”);

2.1.8 The Accounts Receivable of the Business, as reflected on the Closing Statement and as updated through the Closing Date (the “Acquired A/R”);
2.1.9 The rights under the Contracts of the Business identified on Part 2.1.9 of the Disclosure Schedule (collectively with the Assumed Real Property Leases and the Assumed Equipment Leases, the “Assumed Business Contracts”);
2.1.10 All rights under the unfilled, standing or open supplier and customer purchase orders in connection with the Business, incurred in the Ordinary Course of Business (the “Assumed Orders”);
2.1.11 All prepaid expenses relating to the Business, including but not limited to the items listed on Part 2.1.11 of the Disclosure Schedule (the “Prepaid Expenses”);
2.1.12 The Books and Records of Seller that relate to the conduct of the Business;
2.1.13 The Permits held by Seller that relate to the conduct of the Business;
2.1.14 The website and domain names identified on Part 2.1.14 of the Disclosure Schedule;
2.1.15 All customer lists, supplier lists and sales information;
2.1.16 All Formulations, Specifications and Processing Instructions for each Product;
2.1.17 All applications systems and software, including all computer software, programs and source disks, and related program documentation, tapes, manuals, forms, guides and other materials, computer hardware and other systems hardware and networking and communication assets, including servers, databases, backup, and peripherals;
2.1.18 All documents including marketing materials, Product literature, printed advertising and promotional materials, training materials, and advertising materials;
2.1.19 Rights, claims, credits, causes of action or rights of setoff against third parties under vendors’ or manufacturers’ warranties, indemnities and guaranties;
2.1.20 All Legal Proceedings where Seller is a plaintiff; and
2.1.21 All other assets, properties and rights of any kind, nature and description, real, personal and mixed, tangible and intangible, wherever located, owned, leased, licensed, or used or held for use in the Business.
2.2 Excluded Assets. Notwithstanding anything herein to the contrary, the following assets and rights of the Seller are the only excluded items from the purchase and sale of assets of the Business hereunder, and are not included in the definition of Acquired Assets (collectively, the “Excluded Assets”):

2.2.1 all cash, commercial paper, certificates of deposit, treasury bills, cash equivalents and bank accounts;
2.2.2 all Books and Records, accounts, ledgers, files, documents, correspondence, studies, reports and other printed or written material related to any Excluded Assets or Excluded Liabilities;
2.2.3 all employee benefit plans and arrangements, including all Business Employee Plans, and any trusts, insurance arrangements or other assets held pursuant to, or set aside to fund the obligations of Seller or Argan under, any such Business Employee Plans or benefit arrangements;
2.2.4 all rights to insurance claims, related refunds and proceeds arising from or related to the Excluded Assets or Excluded Liabilities;
2.2.5 all rights relating to refunds or recoupment of Taxes paid by Seller which can not be assigned by law;
2.2.6 all rights of the Seller under this Agreement and the Transaction Documents;
2.2.7 all rights of the Seller in and to the Inventory relating in any way to or known as the Adaptogen inventory or materials (“Adaptogen”), including, without limitation, (i) the raw materials known as Russian Herbal Adaptogen Extract Blend and Eleutherococcus, (ii) any knowledge, trade secrets, or written works relating to Adaptogen, or (iii) the Adaptogen pilot clinical study.
2.2.8 any shares of capital stock or other securities of any corporation, limited liability company, or any other Person;
2.2.9 all Legal Proceedings arising before, on or after the Closing relating to any Excluded Asset or to any Excluded Liabilities; and
2.2.10 the items listed on Part 2.2.10 of the Disclosure Schedule.
2.3 Assumption of Liabilities. Subject to Buyer’s satisfactory review of complete and accurate due diligence materials to be provided by Seller, and on the terms and subject to the conditions of this Agreement, at the Closing, the Buyer shall assume and hereby agrees to fully and timely perform and discharge, only the following liabilities and obligations of the Seller (collectively, the “Assumed Liabilities”), and no other liabilities, obligations or commitments:
2.3.1 All liabilities and obligations arising under the Assumed Business Contracts and the Assumed Orders arising and to be performed after the Closing Date and excluding any such liability and obligation arising or to be performed on or prior to the Closing Date;
2.3.2 All accounts payable and accrued expenses of Seller in connection with the Business, not to exceed $685,000 in the aggregate (collectively, the “Assumed A/P”);

2.3.3 Fifty percent (50%) of the liabilities and obligations relating to retention bonuses of certain Business Employees as identified in, and in such amounts as described in, Part 2.3.3 of the Disclosure Schedule, but only in amounts not to exceed $48,500, in the aggregate; and
2.3.4 All obligations to pay the auction fees to Harry Davis & Co., but only in amounts not to exceed $50,000, in the aggregate, provided that if such fees have been paid by Seller prior to Closing, Buyer shall reimburse Seller for such amounts.
2.4 Excluded Liabilities. The Seller and Buyer acknowledge that the Assumed Liabilities shall include only those liabilities set forth in Section 2.3 hereof. The Buyer shall not assume, or in any way be liable for the payment, performance or discharge of, without limitation, the following liabilities or obligations of the Seller or any of its Affiliates (collectively, the “Excluded Liabilities”):
2.4.1 All liabilities to the extent arising out of or otherwise relating to the Excluded Assets;
2.4.2 All liabilities, obligations and commitments for any Taxes, including those arising on or prior to or relating to any period on or prior to the Closing Date, including any liabilities, obligations or commitments for income, transfer, sales, use or other Taxes arising in connection with the consummation of the transactions contemplated hereby (including any income Taxes arising from the sale of the Acquired Assets);
2.4.3 Any liabilities with respect to Products produced, shipped or sold on or prior to the Closing Date, including without limitation, product warranty liabilities;
2.4.4 Any liabilities or obligations for customer returns of Products that were sold on or prior to the Closing Date;
2.4.5 Except as set forth in Section 2.3.3 hereof, any liabilities to present or former employees, consultants or agents, whether for liabilities relating to Business Employee Benefits or otherwise, including any liabilities to Dennis Madden under the severance arrangements identified on Parts 5.16.1 and 5.18.1 of the Disclosure Schedule;
2.4.6 Any liabilities for injury to or death of persons or damages to or destruction of property (including, without limitations, any products liability claim or worker’s compensation claim), regardless of when said claim or liability is asserted, including, without limitation, any claim for consequential damages in connection with the foregoing;
2.4.7 Any liabilities arising out of infringement of the rights of any Persons;
2.4.8 All liabilities arising out of violations of any Legal Provision;
2.4.9 All liabilities, obligations and commitments arising out of all pending or threatened Legal Proceedings (whether asserted or commenced before or after the Closing Date);

2.4.10 Any and all liabilities or obligations under any Assumed Business Contract or any Assumed Order arising or to be performed on or before the Closing Date;
2.4.11 All liabilities, obligations and commitments for trade and consumer promotions occurring on or prior to Closing Date, including those that were commenced prior to but concluded on or after the Closing Date;
2.4.12 Any and all liabilities or obligations under this Agreement, the Transaction Documents, and the transactions contemplated by this Agreement, the Transaction Documents and such other agreements and instruments;
2.4.13 All accounts payable and accrued expenses in support of the production (including payrolls and related expenses) of Seller in connection with the Business in excess of $685,000;
2.4.14 All liabilities, obligations and commitments under any Business Employee Plan sponsored by Seller or any Affiliates or to which any of such entities may have any liability or obligation;
2.4.15 All liabilities in connection with the Assumed Real Property Leases, the Assumed Equipment Lease or the other leases which arose on or prior to the Closing Date; and
2.4.16 Without limitation by the specific enumeration of the foregoing, all other liabilities, obligations and commitments of the Seller or any Affiliates, except the Assumed Liabilities, pursuant to the provisions of Section 2.3.
2.5 Discharge of Excluded Liabilities. The Seller and Argan shall pay and discharge when due all Excluded Liabilities, including, without limitation, all of those liabilities of the Seller which Buyer has not specifically agreed to assume pursuant to the provisions of Section 2.3. Notwithstanding the foregoing, Seller and Argan shall not be required to pay or discharge any liability owing from Seller to Argan or from Argan to Seller provided that Argan and Seller deliver to Buyer at Closing a general release with respect to such liabilities in accordance with Section 3.2.1(k).
ARTICLE 3
CLOSING AND DELIVERABLES
3.1 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Farrell Fritz, P.C., 1320 RXR Plaza, Uniondale, NY 11556, simultaneously with the execution and delivery of this Agreement (the date on which the Closing occurs, the “Closing Date”). The Closing shall be deemed to have occurred at 11:59 p.m. Eastern Standard Time on the Closing Date.

3.2 Conditions Precedent to Closing.
3.2.1 Conditions Precedent to the Obligations of Buyer to Complete the Closing. The obligations of Buyer to enter into this Agreement and to complete the Closing are subject to the fulfillment on or prior to the Closing Date of the following conditions, any one of which may be waived by Buyer and, in the event the Closing has occurred, shall be deemed to have been waived by Buyer:
(a) Seller shall have performed and complied with each agreement, covenant, and obligation required to be performed or complied with under this Agreement at or prior to the Closing, and Buyer shall have received a certificate of an executive officer of the Seller certifying to the same;
(b) All corporate proceedings of the Seller and Argan that are required in connection with the transactions contemplated hereby shall be reasonably satisfactory in form and substance to Buyer and its counsel and Buyer and its counsel shall have received evidence of such proceedings, certified by the Secretary of Seller and Argan, as applicable;
(c) Seller shall have delivered to Buyer (i) a copy of Seller’s articles of incorporation, including all amendments thereto, (ii) a certificate from the Secretary of State of the State of Delaware that the Seller is in good standing and attesting to its payment of all franchise or similar Taxes, and (iii) a certificate from the Secretary of State in each jurisdiction in which the Seller is qualified to do business to the effect that the Seller is duly qualified and in good standing in such jurisdiction as of the Closing Date;
(d) Seller shall have delivered to Buyer (i) a copy of Argan’s articles of incorporation, including all amendments thereto, (ii) a certificate from the Secretary of State of the State of Delaware that Argan is in good standing and attesting to Argan’s payment of all franchise or similar Taxes, and (iii) a certificate from the Secretary of State in each jurisdiction in which Argan is qualified to do business to the effect that Argan is duly qualified and in good standing in such jurisdiction as of the Closing Date;
(e) Seller shall have executed and delivered to Buyer good and sufficient instruments of transfer transferring to the Buyer all right, title and interest in and to all of the Acquired Assets sold by Seller hereunder, including one or more lease assignments, bills of sale, and patent, copyright and trademark assignments in recordable forms. All such instruments of transfer (x) shall be in the form which is usual and customary for transferring the type of property involved under the Legal Provisions of the jurisdictions applicable to such transfers, and (y) shall be in form and substance reasonably satisfactory to the Buyer;
(f) Buyer shall have received the Formulations, Specifications and Processing Instructions corresponding to each Product, in each case in a form reasonably acceptable to Buyer;
(g) Buyer shall have received the Closing Statement, certified by the President or the Chief Executive Officer of the Seller, certifying the Acquired A/R and Assumed A/P as of the Closing Date;

(h) Buyer shall have received evidence that as of immediately prior to the Closing, the Seller has no (i) outstanding Indebtedness owed by it to another Person, (ii) liabilities in connection with pension obligations to Business Employees, or (iii) contingent liabilities, including those that would result from the consummation of this Agreement, with the exception of any of the foregoing resulting from an Affiliate Transaction by and between Argan and Seller (all of which exceptions are set forth on Part 5.29 of the Disclosure Schedule), the sufficiency of such evidence being reasonably satisfactory to Buyer.
(i) Seller shall have executed and delivered to Buyer an affidavit stating that under the penalties of perjury the Seller’s United States taxpayer identification number and that the Seller is not a foreign Person pursuant to Section 1445 of the Code;
(j) Seller shall have delivered the Properties free of all tenancies and occupants other than the personnel of the Seller and the sub-tenant, International Food & Nutrition Research LLC (“IFN”), with respect to the building known as 4206 Arnold Avenue, Naples, Florida; provided that (x) IFN shall have entered into an assignment and amendment of their agreement with Seller on terms, conditions and in form acceptable to Buyer and (y) IFN shall have provided an estoppel certificate to Buyer in form and content satisfactory to Buyer;
(k) Seller shall have executed and delivered to Buyer a general release releasing Buyer from any and all liabilities owing from Seller to Argan or from Argan to Seller, in form and substance reasonably satisfactory to Buyer;
(l) All Required Consents shall have occurred, been filed or been obtained, as the case may be;
(m) Buyer shall have received evidence of the release of Seller from any and all obligations to Bank of America under the Second Amended and Restated Financing and Security Agreement dated December 11, 2006 by and among Argan, Southern Maryland Cable, Inc., Seller, Gemma Power Systems, LLC, Gemma Power, Inc., Gemma Power Systems California, Gemma Power Hartford, LLC and Bank of America, N.A, as amended to the date hereof (the “Credit Agreement”);
(n) Buyer shall have received evidence that all Encumbrances on the Acquired Assets (including those pursuant to the Credit Agreement and other than Permitted Encumbrances) shall have been released, in each case in a form and substance satisfactory to Buyer;
(o) There shall not be in effect any Order or Legal Provision restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated in this Agreement or which could reasonably be expected to otherwise result in a material diminution of the benefits to Buyer of the transactions contemplated in this Agreement, and there shall not be pending or threatened any Legal Proceeding or any other action in, before or by any Governmental Entity which could reasonably be expected to result in the issuance of any such Order or the enactment or promulgation of any such Legal Provision;

(p) Buyer shall have received the opinion of Robinson & Cole LLP, counsel to Seller, dated the Closing Date, in form and substance reasonably satisfactory to Buyer and Buyer’s counsel;
(q) Buyer shall have received from Seller a certificate signed on behalf of Seller by an authorized officer certifying that the representations and warranties of Seller contained in this Agreement, any Transaction Document and the Disclosure Schedule are true and correct in all material respects on and as of the Closing Date, and any representation or warranty made as of a specified date earlier than the Closing Date is true and correct in all material respects on and as of such earlier date;
(r) Buyer shall have received originals or facsimiles of all documents or instruments pertaining to the Assumed Real Property Leases, including without limitation all licenses and Permits and Books and Records of Seller, to the extent such documents or instruments are in the possession of Seller;
(s) Buyer shall have received a Landlord’s estoppel certificate for each Assumed Real Property Lease executed and delivered by each respective Landlord, in form and content reasonably acceptable to Buyer, including confirmation by each such landlord that (i) all rent has been paid in full through March 31, 2011, (ii) Buyer’s first rent payment will be due on April 1, 2011 and (iii) there has been no default by Seller under such Assumed Real Property Lease through the Closing Date;
(t) Buyer shall have entered into direct leases with the landlords of the following Buildings: 4365, 4327 and 4405 Arnold Avenue, Naples, Florida, on terms and conditions and in form and content acceptable to Buyer, and the existing lease for such Buildings between Seller and each of the respective landlords shall be terminated by Seller and the respective Landlords prior to Closing. With respect to each existing lease for such Buildings, Seller shall deliver prior to Closing copies of each termination agreement executed by Seller and each of the respective landlords which shall be in a form and content acceptable to Buyer;
(u) Seller shall have provided to Buyer evidence of the Florida Department of Agriculture that the violation dated November 25, 2008 has been removed and no fines or penalties are outstanding with respect to such violation;
(v) Seller shall have provided from the appropriate Governmental Entities “zoning compliance letters” setting forth the current and specific use at each of the Buildings is in compliance with all zoning codes and/or regulations, in form and content reasonably acceptable to Buyer;

(w) Buyer shall have received the original leases executed by Seller in connection with each Assumed Real Property Lease, and any and all amendments thereto; as well as all other original documents or instruments referred to herein, including without limitation all licenses and Permits and Books and Records pertaining to each Assumed Real Property Lease;
(x) Buyer shall have received copies of all certificates of occupancy that are required for each of the Buildings; and
(y) Buyer shall have received the original plans and specifications for the improvements being leased in connection with each Assumed Real Property Lease, as well as all documentation and instruments used in connection with the operation of the property, including, but not limited to all licenses, Permits, warranties, security and access codes, combinations and keys, in each case to the extent such plans, specifications, documentation and instruments are in the possession of Seller.
3.2.2 Conditions Precedent to Seller’s Obligation to Close. The obligations of Seller to enter into and complete the Closing are subject to the fulfillment on or prior to the Closing Date of the following conditions, any one of which may be waived by Seller:
(a) Buyer shall have delivered the Initial Closing Payment and the Holdback Amount, in accordance with Sections 3.3 and 3.4 herein;
(b) Buyer shall have delivered to Seller good and sufficient instruments of assumption, pursuant to which the Buyer shall assume and agree to fully and timely perform and discharge the Assumed Liabilities. All such instruments of assumption (i) shall be in the form which is usual and customary for assuming the type of liabilities and obligations being assumed under the Legal Provisions of the jurisdiction applicable to such assumption, and (ii) shall be in form and substance reasonably satisfactory to Seller;
(c) Buyer shall have delivered to Seller (i) proof of payment of the auction fees to Harry Davis & Co. or (ii) an amount equal to the auction fee paid by Seller to Harry Davis & Co., in each case not to exceed $50,000;
(d) Buyer shall have delivered to Seller an amount equal to the pro-rated amount of 2011 rent payments for each Leased Property and for the Buildings at 4365 and 4327 Arnold Avenue, Naples, Florida, in each case from the Business Day immediately following the Closing Date until March 31, 2011. The Seller and Buyer agree that there shall be no adjustments for security deposits with respect to any of the Buildings;
(e) With respect to the Building at 4405 Arnold Avenue, Naples, Florida, Buyer shall deliver to Seller an amount equal to the prorated amount of 2011 rent payments from the Business Day immediately following the Closing Date until March 31, 2011; provided that Seller shall have obtained and delivered to Buyer a letter from the owner of the Building certifying that the March 2011 rent payment has been made in full and such rent will be attributed to the Buyer.

(f) There shall not be in effect any Order or Legal Provision which has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such transactions; and
(g) Seller shall have received from Buyer a certificate signed on behalf of Buyer by an authorized officer certifying that the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date.
3.3 Payment of Initial Closing Payment. The “Initial Closing Payment” shall be $800,000, payable at Closing by wire transfer of immediately available funds to the bank account designated by Seller in writing at least 2 Business Days prior to the date hereof.
3.4 Holdback Amount. The Holdback Amount shall be placed in a segregated account under the control of Farrell Fritz, P.C. (the “Holdback Account”). The Holdback Amount shall be retained by Farrell Fritz, P.C. (the “Escrow Agent”) in the Holdback Account for a period of nine months following the Closing to fund the post-Closing payments of Purchase Price pursuant to Section 4.3 and (b) to satisfy claims by Buyer for indemnification by Seller pursuant to ARTICLE 9 herein. The Holdback Amount shall be held by the Escrow Agent pursuant to the terms of an Escrow Agreement to be entered among the parties hereto.
3.5 Sales and Transfer Taxes. Seller will pay all sales, use, value-added, business, goods and services, transfer, documentary, conveyancing or similar taxes or expenses that may be imposed as a result of the sale and transfer of the Acquired Assets (including any stamp duty, any realty transfer tax, any mansion Tax, or other tax chargeable in respect of any instrument transferring property and any taxes, including income taxes, payable in connection with the sale and transfer of the Acquired Assets), together with any and all penalties, interest and additions to tax with respect thereto (“Transfer Taxes”). Seller and Buyer will cooperate in timely making all filings, returns, reports and forms as may be required to be made by Buyer and Seller respectively, to comply with the provisions of such Tax Legal Provisions.
3.6 Bulk Sales. Each of the parties hereby waives compliance with the notification and all other requirements of the Bulk Sales Laws in force in the jurisdiction in which such laws are applicable to the Business or the Acquired Assets or the transactions contemplated by this Agreement. Seller shall indemnify Buyer and its officers, directors, employees, agents and Affiliates in respect of, and hold each of them harmless from and against, any and all Damages suffered, occurred or sustained by any of them or to which any of them may be subject, resulting from, arising out of, or relating to the failure of the Buyer or Seller to comply with the terms of any Bulk Sales Laws.

ARTICLE 4
PURCHASE PRICE
4.1 Purchase Price. The aggregate purchase price for the Acquired Assets will be up to THREE MILLION ONE HUNDRED THOUSAND DOLLARS ($3,100,000) and will be finally determined in accordance with the provisions of this ARTICLE 4 (the “Final Purchase Price”).
4.2 Closing Statement. Not fewer than two (2) Business Days before the Closing Date, Seller shall prepare and deliver to the Buyer a statement (the “Closing Statement”) setting forth Seller’s good faith estimate of (a) the value of the Acquired Inventory (the “Inventory Value”), (b) the Acquired A/R, and (c) the Assumed A/P, in each case as of the Closing. For purposes of calculating the Inventory Value, Seller and Buyer have conducted a physical taking of the Inventory not more than five (5) Business Days prior to the Closing and have prepared an itemized list of the Acquired Inventory and Seller’s cost basis for each item of Acquired Inventory. The Inventory Value shall be equal to Seller’s actual cost basis for each item of Acquired Inventory. The Inventory Value, the Acquired A/R, and the Assumed A/P set forth on the Closing Statement shall (i) be derived from and be in accordance with the Books and Records of the Business, (ii) be prepared in accordance with GAAP and past practices of the Business, and (iii) fairly present in all material respects the Inventory Value, the Acquired A/R and the Assumed A/P, in each case as of the Closing Date.
4.3 Post-Closing Payments of Purchase Price. For a period of nine (9) months following the Closing, the Buyer shall prepare and deliver to Seller, within 15 days following the end of each calendar quarter following the Closing, a statement (each a “Post Closing Statement”) setting forth, in reasonable detail and with supporting evidence, (if requested by Seller) (a) the Inventory Value of the Acquired Inventory that has been sold, used or consumed, in each case as determined by reference to Seller’s cost basis in accordance with Section 4.2 hereof, by Buyer during the immediately preceding period, (b) the amount of Acquired A/R that has been collected by Buyer during such period and (c) the amount of Assumed A/P that had been paid by Buyer during such period. Simultaneously with delivery of each Post Closing Statement, (i) Buyer shall pay to Seller from the Holdback Amount an amount equal to the Inventory Value of the Acquired Inventory sold and Acquired A/R collected and (ii) Buyer may deduct from the Holdback Amount any amount by which the aggregate Assumed A/P paid by the Buyer from and after the Closing Date exceeds $685,000, in each case as reflected on such Post Closing Statement. After the second full calendar quarter immediately following the Closing, any of the Acquired A/R that is uncollected shall be conveyed to Seller for no consideration. If after the nine (9) month anniversary of the Closing any Acquired Inventory remains unsold, unused or unconsumed, Buyer shall have no further obligation to pay to Seller any amounts for such Acquired Inventory or any of the Acquired Assets hereunder. Any amounts remaining in the Holdback Account after the nine (9) month anniversary of the Closing that are not payable to Seller pursuant to this Section 4.3 shall be released to Buyer.

4.4 Allocation of Purchase Price. Buyer shall prepare an allocation of the Purchase Price and the Assumed Liabilities (and all other capitalized costs) among the Acquired Assets in accordance with Section 1060 of the Code and the Treasury regulations thereunder (and any similar Legal Provision, as appropriate), which allocation shall be subject to review and approval by Seller. Upon such approval, such allocation shall become binding upon all parties. Buyer shall deliver such allocation to Seller within 90 days after the Closing, and the Seller will respond within 30 days thereof (it being understood and agreed that no written objection by Seller within such 30-day period shall be deemed approval by Seller of the allocation prepared by Buyer). Each of the parties and their respective Affiliates shall report, act and file Tax Returns (including, but not limited to, Internal Revenue Service Form 8594) in all respects and for all purposes consistent with the allocation agreed to by Seller and the Buyer pursuant to this Section. Each of the parties agrees that the allocation provided for under this Section may subsequently be adjusted by Buyer in accordance with Section 1060 of the Code and the Treasury regulations thereunder to reflect the payments of Final Purchase Price pursuant to ARTICLE 4, which adjustment shall be subject to review and approval by Seller, which approval shall not be unreasonably withheld, conditioned or delayed.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF SELLER
Seller represents and warrants to the Buyer as of the date hereof as set forth in this ARTICLE 5, subject to any exceptions stated in the disclosure schedule delivered by Seller to the Buyer dated as of the date hereof (the “Disclosure Schedule”). The Disclosure Schedule is arranged in parts corresponding to the numbered and lettered sections and paragraphs contained in this ARTICLE 5. The Disclosure Schedule is intended to be construed as an integrated document, however, and each section or paragraph thereof should be read in conjunction with the all other sections and paragraphs thereof.
5.1 Organization. Each of the Seller and Argan (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its respective organization; (b) has the legal power and authority to own, lease and operate its assets and properties used in, and to carry on, the Business as now being conducted; and (c) is duly qualified or licensed to do business in each jurisdiction where the character of the properties owned, leased or operated by Seller or Argan, as the case may be, or the nature of its respective activities makes such qualification or licensing necessary. The jurisdictions in which each of the Seller and Argan is so qualified is set forth on Part 5.1 of the Disclosure Schedule.
5.2 Authority; Enforceability. The Seller and Argan have the requisite corporate power and authority and legal capacity to execute and deliver this Agreement and each Transaction Document contemplated hereunder to be executed and delivered by Seller and/or Argan, as the case may be, on or before the Closing Date, and to consummate the transactions contemplated hereby and to comply with the provisions hereof and thereof. The execution, delivery and performance by Seller and/or Argan, as the case may be, of this Agreement and the Transaction Documents contemplated hereunder to be executed and delivered by Seller and/or Argan, as the case may be, on or before the Closing Date, the consummation by Seller and/or Argan, as the case may be, of the transactions contemplated hereby and thereby, and the compliance by Seller and/or Argan, as the case may be, with the provisions hereof and thereof, have been duly authorized by all necessary corporate action on the part of Seller and/or Argan, as the case may be, and no other corporate action on the part of Seller or Argan is necessary to authorize this Agreement and such Transaction Documents or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Transaction Document contemplated hereunder to be executed and delivered by Seller and/or Argan, as the case may be, on or before the Closing Date will have been, duly executed and delivered by Seller and/or Argan, as the case may be, and, assuming the due authorization, execution and delivery by the Buyer, constitutes or will constitute upon such execution and delivery a valid and binding obligation of Seller and/or Argan, as the case may be, enforceable against Seller and/or Argan, as the case may be, in accordance with its terms.

5.3 Non-contravention; Consents. The execution and delivery by Seller and/or Argan, as the case may be, of this Agreement and the Transaction Documents contemplated hereunder to be executed and delivered by Seller and/or Argan, as the case may be, on or before the Closing Date, the consummation by Seller and/or Argan, as the case may be, of the transactions contemplated hereby and thereby (alone or in combination with any other event), and the compliance by Seller and/or Argan, as the case may be, with the provisions hereof and thereof, do not and will not conflict with, or result in any violation or breach of, or default under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to a loss of a benefit under, or result in the creation of any Encumbrance in or upon any of the Acquired Assets under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of (a) the certificate of incorporation or bylaws of Seller or Argan, (b) any Contract to which Seller or Argan is a party or by which they or any of their properties or assets may be bound or affected, or (c) any Legal Provision or Order applicable to the Business or to the Seller or Argan. Except as set forth on Part 5.3 of the Disclosure Schedule, no consent, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person (including landlords under the Assumed Real Property Leases), is required by or with respect to the Seller or Argan in connection with the execution and delivery of this Agreement or the Transaction Documents, the consummation of the transactions contemplated hereby or thereby (alone or in combination with any other event), or the compliance with the provisions hereof or thereof (collectively, the “Required Consents”).
5.4 Subsidiaries. The Seller has no subsidiaries.
5.5 Financial Statements. Seller has made available to the Buyer complete and accurate copies of (a) the unaudited balance sheets of the Business as of January 31, 2010 (the “Annual Balance Sheet”), and the related unaudited statement of operations of the Business for the fiscal year ended January 31, 2010 (collectively, the “Annual Financial Statements”) and (b) the unaudited balance sheet of the Business as of December 31, 2010 (the “Interim Balance Sheet”), and the related unaudited statement of operations of the Business for the eleven month period ended December 31, 2010 (collectively, the “Financial Statements”). The Financial Statements (i) were derived from and are in accordance with the Books and Records of the Business, regularly maintained by management and used to prepare the financial statements of Seller in accordance with the principles stated therein, (ii) were prepared consistent with the past practice of the Business and (iii) fairly present in all material respects the income, expenses, assets and liabilities of the Business as of the dates thereof and the respective periods covered thereby. Notwithstanding the foregoing, it is agreed and understood that Financial Statements prepared for interim periods which are not fiscal quarter and fiscal year ends are not updated for accruals associated with legal expenses and for inventory overstocks and obsolescence. All other adjustments necessary to fairly present in all material respects the income, expenses, assets and liabilities of the Business for and as of such interim periods have been made.

5.6 Undisclosed Liabilities. The Business does not have any direct or indirect Indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise of a kind required by GAAP to be set forth on a Financial Statement that is not fully and adequately reflected or reserved against on the Interim Balance Sheet other than as disclosed on Part 5.6 of the Disclosure Schedule. The Business has not incurred any of the foregoing since the date of the Interim Balance Sheet which individually or in the aggregate would be material to the Business or the operations or condition (financial or otherwise) of the Acquired Assets or Assumed Liabilities.
5.7 Absence of Certain Changes or Events. Except as set forth on Part 5.7 of the Disclosure Schedule, since December 31, 2010, the Business has been conducted in the Ordinary Course of Business, and there has not been:
5.7.1 any material damage, destruction or other casualty loss (whether or not covered by insurance) affecting the tangible Acquired Assets or tangible assets of the Seller which losses in the aggregate exceed $50,000;
5.7.2 any acquisition, sale, lease or other disposition of any material asset of the Business with an original purchase price, when acquired, in excess of $50,000, except for the disposition of Inventory in the Ordinary Course of Business and the disposition of obsolete or immaterial or worthless assets not necessary for the conduct of the Business;
5.7.3 any incurrence, assumption or guarantee by Seller of any Indebtedness for borrowed money that would be binding upon Buyer;
5.7.4 any creation or other incurrence of any Encumbrance (other than Permitted Encumbrances) on any Acquired Asset;
5.7.5 any entering into, amendment, modification, termination (partial or complete) or granting of a waiver under or giving any consent with respect to any Assumed Business Contract;
5.7.6 capital expenditures or commitments for additions to property, plant or equipment used or held for use in the conduct of the Business constituting capital assets in an aggregate amount exceeding $50,000;
5.7.7 in connection with the Business, any transaction with any officer, director, or Affiliate of the Seller or any relative, beneficiary, spouse or Affiliate of such officer, director or Affiliate (i) outside the Ordinary Course of Business consistent with past practice, (ii) other than on an arm’s length basis, (iii) other than with respect to Adaptogen, or (iv) other than with respect to transactions between Seller and Argan which are disclosed on Part 5.29 of the Disclosure Schedule;
5.7.8 any distribution or dividend authorized or made by Seller, nor any redemption, repurchase, defeasance or acquisition of any equity interest in Seller;

5.7.9 any Contract with regard to the acquisition or disposition of any Business Intellectual Property Rights;
5.7.10 any grant by Seller to any current or former Business Employee of any severance, change in control, termination or similar compensation or benefits;
5.7.11 any entry by Seller into, any amendment of or modification to or Contract to amend or modify (or announcement of an intention to amend or modify) or any termination of (A) any employment, deferred compensation, severance, change in control, termination, employee benefit, loan, indemnification, retention, stock repurchase, stock option, stock appreciation right, performance unit, stock-based award, consulting or similar Contract between Seller and any Business Employee, or (B) any Contract between Seller and any Business Employee, the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving the Seller of the nature contemplated by this Agreement or any Transaction Document (alone or in combination with any other event);
5.7.12 any entering into of a contract or agreement to do or engage in any of the foregoing after the date hereof; or
5.7.13 any other transaction involving or development affecting the Business or the Acquired Assets outside the Ordinary Course of Business.
5.8 Tax Matters.
5.8.1 The Seller:
(a) has timely filed or caused to be filed, with all appropriate Governmental Authorities, all Tax Returns that it was required to file, including for each taxable period in which the Seller was a member of a consolidated group. All such Tax Returns were correct and complete in all respects and were prepared in substantial compliance with all applicable Legal Provisions; and
(b) has timely paid all Taxes owed by the Seller (whether or not shown or required to be shown on any Tax Return) to the appropriate taxing authorities.
5.8.2 There are no Encumbrances for Taxes upon the Acquired Assets or any other assets, tangible or intangible, of Seller or the Business. There is no examination or proceeding pending or threatened by any Governmental Entity or agency relating to the assessment or collection of, or any delinquencies in filing relating to, any Taxes from Seller, nor does any basis exist for any such assessment. Seller is a United States Person within the meaning of the Code. No power of attorney has been executed on behalf of Seller or the Business with respect to any matter relating to Taxes which is currently in force.
5.8.3 Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid to any employee, independent contractor, creditors, stockholder or other third party with respect to Seller and the Business, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

5.8.4 Seller is not a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax Legal Provision) and (ii) any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local or foreign Tax Legal Provision). Seller is not and has never been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.
5.8.5 Seller has not participated in nor has any liability or obligation with respect to any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4.
5.8.6 The unpaid Taxes of Seller (i) did not, as of the most recent fiscal month-end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto), and (ii) do not exceed the reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Seller in filing its Tax Returns.
5.8.7 Seller is not a party to any Tax allocation or sharing agreement with any party whose financial information is not included in the consolidated financial statements of Argan. Seller (i) has not ever been a member of an Affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Argan), or (ii) has no liability for Taxes of any Person under Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law) as a transferee or successor, by contract or otherwise.
5.9 Title to Properties.
5.9.1 Part 5.9.1 of the Disclosure Schedule lists all real property leased by Seller and used in the Business, and each lease agreement to which Seller is a party with respect to such leased real property that is in effect as of the date of this Agreement (including the Assumed Real Property Leases). All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) that would reasonably be expected to give rise to a claim against the Seller. Seller does not own any real property.
5.9.2 Seller has good and marketable title to, or, in the case of leased properties and assets, valid leasehold interests in, all of the Acquired Assets sold by Seller under this Agreement, free and clear of any Encumbrances, except for Permitted Encumbrances and the Assumed Liabilities.
5.9.3 Seller intended to sell all of the Acquired Assets at an auction to be conducted by Harry Davis & Co. Seller terminated the contemplated auction because the Purchase Price provided in Article 4 is significantly in excess of the auction price guaranteed by Harry Davis & Co.

5.10 Assumed Real Property Leases; Properties.
5.10.1 Seller has delivered to Buyer a true, correct and complete copy of the Assumed Real Property Leases (including amendments and modifications). After the date hereof, the Assumed Real Property Leases shall not be amended except as agreed to by Buyer. Except as specifically set forth in the Assumed Real Property Leases, Seller has no obligations under the Assumed Real Property Leases. Except as set forth on Part 5.10.1 of the Disclosure Schedule, Seller has not received any written notice from the landlord claiming that the tenant is in default of the Assumed Real Property Leases. A copy of any notice of default received or delivered by or to Seller after the date hereof shall be delivered to Buyer. Seller has not furnished landlord with notice of a default under the Assumed Real Property Leases. From and after the date hereof, Seller shall deliver a copy of any such notice to Buyer.
5.10.2 All work, alterations, improvements or repairs required to be made as of the date hereof or required to be made prior to the Closing Date, in connection with the Assumed Real Property Leases have in all respects been (or will be) carried out, performed and complied with, and other than as specifically set forth in the Assumed Real Property Leases, there is no agreement with the landlord for the performance of any work to be done in the future or any payment to be made by the tenant to the landlord under the Assumed Real Property Leases. Unless otherwise specifically agreed to herein, all bills and claims for labor performed and materials furnished to or for the benefit of the Properties will be paid in full on the Closing Date.
5.10.3 Seller has not assigned or otherwise Encumbered their interest in the Assumed Real Property Leases.
5.10.4 There are no outstanding written requirements or written recommendations received by Seller specifically with reference to the Properties from (i) the insurance company(s) currently insuring the respective properties; (ii) any board of fire underwriters or other body exercising similar functions, or (iii) the holder of any mortgage encumbering any of the Properties, which require or recommend any repairs or work to be done the Properties. In the event Seller receives such a notice, Seller shall deliver a copy of the same to Buyer.
5.10.5 Seller has received no written notice and has no Knowledge of (i) any pending or contemplated annexation or condemnation proceedings, or private purchase in lieu thereof, affecting or which may affect the Properties, or any part thereof. Seller agrees to furnish Buyer with a copy of any such notice received within five (5) Business Days after receipt.
5.10.6 Except as set forth on Part 5.10.6 of the Disclosure Schedule, the certificates of occupancy for the Properties reflect the use of the Properties as manufacturing. All Permits for the operations of each of the Properties are in full force and effect and have been delivered to Seller. There are no additional permits required in connection with the operation or the use and occupancy of either of the properties. Seller has not received any written notice of violation of any permit material to the operation of any Property that remains uncured.

5.10.7 Seller shall deliver to Buyer copies of all of the Permits and licenses in Seller’s possession with respect to the Properties. Seller is current in the payment of any fees required to be paid for the Permits and licenses. All Permits and licenses delivered to Buyer are and shall be in full force and effect, are transferable with the respective Property and shall be transferred to Buyer by Seller at the Closing.
5.10.8 Except as set forth on Part 5.10.8 of the Disclosure Schedule, to Seller’s Knowledge, Seller has not received any notice of violation of building, fire, sanitary, or environmental regulations against the Properties. In the event Seller receives notice of a violation, Seller shall have the same removed prior to the Closing, with no liability to Buyer.
5.10.9 Seller has not received any written notice from any Governmental Entity regarding (a) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Provision with respect to any Property that remains uncured, or (b) any actual, possible or potential obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any action to correct a violation of, or failure to comply with, any Legal Provision.
5.11 Intellectual Property.
5.11.1 Part 5.11.1 of the Disclosure Schedule sets forth a true, complete and correct list of (i) all Business Intellectual Property Rights used or useful in connection with the Business that is registered or subject to an application for registration or that is otherwise material to the Business, and (ii) all agreements to which Seller is a party or by which any of them is bound that relate to Business Intellectual Property Rights (the “IP License Contracts”), including: (A) licenses of Business Intellectual Property Rights to Seller by any other Person except for off-the-shelf software and licenses implied in the sale of such software, (B) licenses of Business Intellectual Property Rights to any other Person by Seller; (C) agreements otherwise granting or restricting the right to use Business Intellectual Property Rights; and (D) agreements transferring, assigning, indemnifying with respect to or otherwise relating to Business Intellectual Property Rights. No other Intellectual Property is used or necessary in the conduct of the Business.
5.11.2 Except as disclosed on Part 5.11.2 of the Disclosure Schedule, Seller: (i) owns all right, title and interest in and to the Business Intellectual Property Rights, free and clear of all Encumbrances, other than Permitted Encumbrances, or (ii) is licensed to use, or otherwise possess legally valid and enforceable rights to use, the Business Intellectual Property Rights that they do not so own.
5.11.3 To the Knowledge of Seller, there are no restrictions on the direct or indirect transfer of any agreements, instruments and documents, or any interest therein, held by Seller in respect of such Business Intellectual Property Right;
5.11.4 To the Knowledge of Seller, the Seller is not, nor has it received any notice that it is, in default (or with the giving of notice or lapse of time or both, would be in default) under any IP License Contract.

5.11.5 Except as disclosed on Part 5.11.5 of the Disclosure Schedule, neither the Business Intellectual Property Rights owned or purported to be owned by the Seller nor any of the Products of the Business infringe any intellectual property rights of any Person, and no claim in pending or has been made to such effect. There are no pending, threatened actions, causes of action, claims, suits, proceedings, Orders, writs, injunctions, or decrees which involve a claim of infringement, unauthorized use, or violation of the Business Intellectual Property Rights by any Person against Seller, or challenging Seller’s ownership or use, validity or enforceability of, any Business Intellectual Property Right. The Seller has not received notice of any such threatened claim of infringement, unauthorized use, or violation from or on behalf of any such Person against the Seller, or challenging the ownership, use, validity or enforceability of any Business Intellectual Property Right.
5.11.6 No Business Intellectual Property Right owned or leased by the Business is subject to any outstanding Order or Legal Proceeding (other than pending proceedings pertaining to applications for patent or trademark or copyright registration as set forth on Part 5.11.6 of the Disclosure Schedule) or stipulation that has been served upon or filed against, the Seller that restricts or is reasonably likely to restrict in any manner the ownership, licensing or use thereof in connection with the Business.
5.12 Compliance with Laws
5.12.1 Seller has not received any notice that it is in conflict with or in default or violation of any Legal Provision or Order applicable to it in connection with the Business, nor does Seller have any outstanding liabilities relating to any of the foregoing, including without limitation, any notices of violation of law or municipal ordinances, orders or requirements of the Departments of Housing and Buildings, Fire, Labor, Health or other state or municipal departments having jurisdiction against or affecting the real property used by Seller in conducting the Business. No investigation or review by any Governmental Entity is pending or, to the Knowledge of Seller, threatened in writing against Seller or Argan in connection with the Business. Except as disclosed on Part 5.12.1 of the Disclosure Schedule, there is no Contract or Order binding upon Seller which has, or is reasonably expected to have, the effect of prohibiting or impairing the Business, any acquisition of material property used in the Business or the conduct of Business as conducted by the Seller on the date hereof.
5.13 Permits; Regulatory Matters.
5.13.1 Seller and, to the extent required, each officer and employee of the Seller, holds all Permits necessary for the operation of the Business and the Acquired Assets as conducted as of the date hereof or the Acquired Assets. Part 5.13.1 of the Disclosure Schedule sets forth a list of the Permits, including without limitation Permits issued or granted to Seller by any Governmental Entity regulating food businesses, products, or services authorizing Seller in connection with the operation of the Business or the Acquired Assets.
5.13.2 Such Permits shall continue to be in full force and effect and in good standing immediately following the consummation of the transactions contemplated by this Agreement.
5.13.3 The Seller has not received any notice or communication from any Governmental Entity alleging noncompliance of the Business with any FDA/OSHA Law. There are no Legal Proceedings pending or, to Knowledge of the Seller, threatened against Seller or any of its directors, officers or employees, that involves any violation of any FDA/OSHA Law with respect to the Business.

5.13.4 With respect to the Business, neither the Seller nor any of its respective directors, officers or employees, is or has been: (i) convicted of, charged with, or under investigation for or related to any criminal offense in respect of any FDA/OSHA Law, (ii) debarred or disqualified from participation in regulated activities for any violation or alleged violation of any FDA/OSHA Law, or (iii) assessed a civil money penalty 21 U.S.C. §§ 333 or 307 or any Legal Provisions promulgated thereunder. Neither the Seller nor any of its respective directors, officers or employees, has received any written requests for information or subpoenas claiming or raising concerns with respect to violations or potential violations of any FDA/OSHA Law with respect to the Business.
5.13.5 With respect to the Business, the Seller is in compliance with all applicable FDA/OSHA Law governing advertising, marketing or promotional activities.
5.13.6 Seller is not, and shall not become, a Person or entity with whom Buyer is restricted from doing business with under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including, but not limited to, those named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including, but not limited to, Executive Order 13224 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and shall not engage in any dealings or transactions or be otherwise associated with such Persons or entities.
5.14 Legal Proceedings. Except as set forth on Part 5.14 of the Disclosure Schedule, there is no Legal Proceeding pending against the Seller, or, to the Knowledge of Seller, threatened against the Seller or Argan with respect to the Business or the Acquired Assets. There is no Legal Proceeding pending against the Seller or Argan, or, to the Knowledge of the Seller, threatened against the Seller or Argan, that questions or challenges (a) the validity of this Agreement or any Transaction Document or (b) any action taken or to be taken by the Seller pursuant to this Agreement or any Transaction Document or in connection with the transactions contemplated hereby and thereby. There are no facts or circumstances in existence on the Closing Date that could reasonably be expected to give rise to any actions, suits, claims or legal, administrative or arbitration proceedings, hearings, inquiries, subpoenas, or governmental investigations.
5.15 Employee Plans.
5.15.1 For purposes of this Agreement, the following terms shall have the meanings set forth below:
(a) “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended;

(b) “Business Employee Plan” shall mean each “employee benefit plan” as such term is defined in Section 3(3) of ERISA and all stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, employee loan and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise), under which any current or former employee, director or consultant of Seller has any present or future right to benefits or which has ever or are contributed to, sponsored by or maintained by Seller for current or former employee, director or consultant.
(c) “Defined Benefit Plan” shall mean each Business Employee Plan which is subject to Part 3 of Title I of ERISA, Section 412 of the Code of Title IV of ERISA;
(d) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended;
(e) “ERISA Affiliate” shall mean any other Person or entity under common control with Seller within the meaning of Sections 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder;
(f) “IRS” shall mean the Internal Revenue Service;
(g) “Multiemployer Plan” shall mean any “Pension Plan” (as defined below) which is a “multiemployer plan,” as defined in Section 3(37) of ERISA;
(h) “Qualified Plan” shall mean each Business Employee Plan which is intended to qualify under Section 401 of the Code; and
(i) “Pension Plan” shall mean each Business Employee Plan which is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.
5.15.2 Part 5.15.2 of the Disclosure Schedule sets forth (i) a true and complete list and description of each Business Employee Plan maintained or to which contributions are made by the Seller or to which the Seller has any obligation to contribute or to which Seller has any liability, (ii) identifies each Business Employee Plan that is a Qualified Plan, (iii) identifies each Business Employee Plan which at any time during the five-year period preceding the date of this Agreement was a Defined Benefit Plan, and (iv) lists, describes and identifies each other plan maintained, established, sponsored or contributed to by an ERISA Affiliate, or any predecessor thereof, which, during the five-year period preceding the date of this Agreement, was at any time a Defined Benefit Plan. The Seller has furnished to the Buyer true, correct, and complete copies of the plan documents and summary plan descriptions for each plan, the most recent determination letter received from the IRS, the two most recent years annual reports (Form 5500 with all applicable attachments) for each plan, and all related trust agreements, insurance contracts and other funding arrangements that implement each such Business Employee Plan. The Seller has no liability with respect to the plans that have not been accrued on the Financial Statements. The Buyer shall assume no liability with respect to any such Business Employee Plan. Prior to the Closing Date, the Seller shall terminate any and all such plans in accordance with all Legal Provisions, as such Legal Provisions apply to Business Employees terminated prior to Closing. The Seller shall indemnify defend and hold harmless the Buyer with respect to any liability associated with any such Business Employee Plan.

5.15.3 Each Business Employee Plan (and each related trust, insurance contract or fund) has been maintained, funded and administered in accordance with its terms, and complies in form and in operation with the applicable requirements of ERISA, the Code and other applicable laws, rules and regulations. Each Business Employee Plan intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has received a favorable determination letter or opinion letter from the IRS with respect to such Plan’s qualified status under the Code, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification. All such Business Employee Plans have been timely amended for all such requirements and have been submitted to the IRS for a favorable determination letter within the latest applicable remedial amendment period. No event has occurred and no condition exists that would subject any Acquired Asset, the Seller, or the Business or to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable laws, rules and regulations. The Seller has not incurred any current or projected liability or will incur as a result of the consummation of the transaction contemplated herein in respect of a severance or post-employment or post-retirement health, medical or life insurance benefits for current, former or retired employees of the Business, except as required to avoid an excise tax under Section 4980B of the Code or otherwise except as may be required pursuant to any other applicable law.
5.15.4 All contributions (including all employer contributions and employee salary reduction contributions) that are due with respect to any of the Business Employee Plans have been made as required under ERISA and the Code, and all contributions for any period ending on or before the Closing Date that are not yet due have been made or accrued, in compliance with ERISA and the Code, and in accordance with past custom and practice of Seller.
5.15.5 Neither Seller nor any ERISA Affiliate of Seller has ever maintained, established, sponsored, participated in, or contributed to, or has or had any liability to or any obligation to contribute to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code. No asset of Seller is subject to any Encumbrance under ERISA or the Code.
5.15.6 Neither Seller nor any ERISA Affiliate of a Seller has ever contributed to or been required to contribute, or has any liability (including withdrawal liability as defined in ERISA Section 4201) to any Multiemployer Plan.
5.15.7 No securities or real property owned by the Seller is included in the assets of any Business Employee Plan.
5.15.8 There are no prohibited transactions with respect to any Business Employee Plan. No fiduciary of any Business Employee Plan has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or the investment of assets of any Business Employee Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Business Employee Plan (other than routine claims for benefits) is pending or threatened. There is no basis for any such action, suit, proceeding, hearing or investigation.

5.15.9 All required reports and descriptions (including Form 5500 annual reports, summary annual reports, and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each Business Employee Plan. The requirements of COBRA have been met with respect to each Business Employee Plan subject to COBRA.
5.15.10 Part 5.15.10 of the Disclosure Schedule lists each agreement, contract, plan, or other arrangement, whether or not written and whether or not a Business Employee Plan, to which Seller is a party that is a “nonqualified deferred compensation plan” subject to Code Section 409A. Each such plan described in the preceding sentence complies with the requirements of Code Section 409A(a)(2, (3) and (4) and any IRS guidance issued thereunder and no amounts under any such plan is or has been, subject to the interest and additional Tax set forth under Code Section 409A(a)(1)(B). Seller has no any actual or potential obligation to reimburse or otherwise “gross-up” any Person for the interest and additional tax set forth under Code Section 409A(a)(1)(b).
5.16 Employment Matters.
5.16.1 The Seller: (a) has been in compliance in all material respects with all applicable Legal Provisions respecting employment, employment practices, immigration, terms and conditions of employment and wages and hours, in each case, with respect to Business Employees, including the requirements of ERISA, the Code, the Age Discrimination in Employment Act, the Equal Pay Act and Title VII of the Civil Rights Act of 1964; (b) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Business Employees; (c) has properly classified independent contractors for purposes of Tax Legal Provisions and Legal Provisions applicable to employee benefits; (d) is not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing; and (e) is not liable for any material payment to any trust or other fund or to any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits or obligations for Business Employees (other than routine payments to be made in the normal course of business and consistent with past practice). The Seller is, with respect to the Business Employees, in compliance in all material respects with the terms and provisions of the Immigration Reform and Control Act of 1986, as amended, and all related regulations promulgated thereunder and each employee providing services to the Business is either (i) a U.S. citizen or (ii) is in compliance with all U.S. immigration laws and regulations and has fulfilled all the necessary visa and other requirements to work legally in the United States. Except as set forth on Part 5.16.1 of the Disclosure Schedule, there are no employment contracts or severance agreement with any Business Employee, and all Business Employees are terminable at will.

5.16.2 Except as set forth on Part 5.16.2 of the Disclosure Schedule, during the past five years there have been no strikes, slowdowns, work stoppages, disputes, lockouts, or threats thereof, by or with respect to any employees of Seller and there are no pending, or, to the Knowledge of Seller, threatened or anticipated labor disputes, work stoppages, requests for representation, pickets, work slow-downs due to labor disagreements or any actions or arbitrations which involve the labor or employment relations of Seller or the Business. The Seller has no Knowledge of any activities or proceedings of any labor union to organize any Business Employees. There are no actions, suits, claims, labor disputes, grievances or other Legal Proceeding pending or, to the Knowledge of the Seller, threatened relating to any labor, safety or discrimination matters involving any Business Employee, including charges of unfair labor practices or discrimination complaints. Except as set forth on Part 5.16.2 of the Disclosure Schedule, there is no workman’s compensation liability or similar matter outstanding outside the Ordinary Course of Business. Except as set forth on Part 5.16.2 of the Disclosure Schedule, there is no employment-related charge, complaint, grievance, investigation, inquiry, or obligation of any kind, pending or threatened in any forum, related to an alleged violation or breach by Seller of any Legal Provision or Contract. With respect to the Business, the Seller has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act. With respect to the Business, the Seller has not been a party to, or bound by, any collective bargaining agreement or union contract with respect to Business Employees.
5.16.3 Except as set forth on Part 5.16.3 of the Disclosure Schedule, Seller has provided notice to the Business Employees as required under the Worker Adjustment Retraining Notification Act.
5.17 Environmental Matters.
5.17.1 For all purposes of this Agreement, the following terms shall have the following meanings:
(a) “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the rules and regulations promulgated thereunder.
(b) “CERCLIS” means the Comprehensive Environmental Response and Liability Information System promulgated pursuant to CERCLA.
(c) “Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, Orders, demands, directives, claims, investigations, proceedings or written notices of noncompliance or violation by or from any Person alleging liability of any kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resource damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from (a) the presence or Release of, or exposure to, any Hazardous Material at any location, or (b) the failure to comply with any Environmental Law. The term “Environmental Claim” shall include, without limitation, any claim by any Governmental Entity for enforcement, clean up, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and any claim by a third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence of Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment

(d) “Environmental Law” means any Legal Provision or Order issued, promulgated or entered into by or with any Governmental Entity relating to the regulation or protection of human health, safety or the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.
(e) “Hazardous Materials” means any petroleum or petroleum products, radioactive materials or wastes, asbestos in any form, polychlorinated biphenyls and any other hazardous chemical, material, substance or waste that is prohibited, limited or regulated under any Environmental Law.
(f) “NPL” means the National Priorities List under CERCLA.
(g) “Release” means any actual release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within any building, structure, facility or fixture.
5.17.2 Seller has obtained all Permits which are required under applicable Environmental Law in connection with the conduct of the Business or the Acquired Assets. Each of such Permits is in full force and effect. Seller has conducted the Business in compliance in all material respects with the terms and conditions of all such Permits and with all applicable Environmental Law.
5.17.3 Except as set forth on Part 5.17.3 of the Disclosure Schedule, there are no Hazardous Materials at, below or above the Properties or any Properties formerly owned, leased, operated or used in connection with the Business, and no Order has been issued, no Environmental Claim has been filed, no penalty has been assessed and no investigation or review is pending or threatened by any Governmental Entity with respect to any alleged failure by Seller to have any Permit required under applicable Environmental Laws in connection with the conduct of the Business or with respect to any generation, treatment, storage, recycling, transportation, discharge, disposal or Release of any Hazardous Material in connection with the Business and there are no facts or circumstances in existence which could reasonably be expected to form the basis for any such Order, Environmental Claim, penalty or investigation. There are no underground or above ground storage tanks located on the Properties. There are no pending or, to the Knowledge of Seller, threatened suits, actions or proceedings arising under or pursuant to any Environmental Laws with respect to or affecting the Business, the Properties, or any Properties formerly owned, leased, operated, or used in connection with the Business.

5.17.4 Except as disclosed on Part 5.17.4 of the Disclosure Schedule, the Seller does not own, operate or lease a treatment storage or disposal facility on any of the real property used in connection with the conduct of the Business that requires a Permit under any Environmental Law; and, without limiting the foregoing, (i) no polychlorinated biphenyl is or has been present, (ii) no asbestos or asbestos-containing material is or has been present, (iii) there are no underground storage tanks or surface impoundments for Hazardous Materials, active or abandoned, and (iv) no Hazardous Material has been Released in a quantity reportable under, or in violation of, any Environmental Law or otherwise Released, in the cases of clauses (i) through (iv), at, on or under any such site or facility during any period that Seller owned, operated, or leased such property.
5.17.5 The Seller has not transported or arranged for the transportation of any Hazardous Material in connection with the operation of the Business to any location that is (i) listed on the NPL under CERCLA, (ii) listed for possible inclusion on the NPL by the Environmental Protection Agency in CERCLIS or on any similar state or local list or (iii) the subject of enforcement actions by federal, state or local Governmental Authorities that may lead to Environmental Claims against Seller.
5.17.6 No Hazardous Material generated in connection with the operation of the Business has been recycled, treated, stored, disposed of or Released by Seller at any location.
5.17.7 No oral or written notification of a Release of a Hazardous Material in connection with the operation of the Business has been filed by or on behalf of Seller and no site or facility now or previously owned, operated or leased by Seller on any of the real property is listed or proposed for listing on the NPL, CERCLIS or any similar state or local list of sites requiring investigation or clean-up.
5.17.8 No Encumbrances have arisen under or pursuant to any Environmental Law on any site or facility owned, operated or leased by Seller on any of the real property used in the conduct of the Business, and no federal, state or local Government Entity action has been taken or is in process that could subject any such site or facility to such Encumbrance, and Seller would be required to place any notice or restriction relating to the presence of Hazardous Materials at any such site or facility in any deed to the real property on which such site or facility is located.
5.17.9 There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by or that are in the possession of Seller in relation to any site or facility now or previously owned, operated or leased by Seller and used in the conduct of the Business which have not been delivered to Buyer prior to the execution of this Agreement.
5.18 Vitarich Contracts.
5.18.1 Part 5.18.1 of the Disclosure Schedule sets forth each of the following Contracts in excess of $50,000 (i) which applies to the Business or to the Acquired Assets, (ii) to which the Seller is a party, or by which the Seller is bound, or to which Seller’s respective properties or assets related to the Business are subject, and (iii) for which Seller or the other party to such Contract has current or future rights or obligations (collectively, the “Vitarich Contracts”):
(a) each Contract made outside the Ordinary Course of Business or inconsistent with past practice;

(b) each employment, severance or similar agreement with any Business Employee or consultant (including all standard offer letters, employee confidentiality, non-disclosure, non-compete, non-solicitation and/or invention assignment agreements and similar agreements);
(c) each partnership, joint venture, shareholders’ or other similar Contract with any Person;
(d) each Contract relating to Indebtedness;
(e) each Contract with distributors, dealers, manufacturer’s representatives, sales agencies or franchisees;
(f) each Contract relating to (A) the future disposition or acquisition of any assets or properties, other than dispositions or acquisitions in the Ordinary Course of Business, and (B) any business combination;
(g) all Contracts between or among Seller, on the one hand, any officer, director, or Affiliate of Seller on the other hand;
(h) each Contract pursuant to which a Seller has agreed not to compete with any Person or not to solicit any Person or to engage in any activity or business, or pursuant to which any benefit is required to be given or lost as a result of so competing or engaging; and each Contract (including consulting and services agreements) which provides for “exclusivity” or any similar requirement in favor of any Person other than the Seller, or under which Seller is restricted in any respect in the distribution, licensing, marketing, purchasing, development or manufacturing of their respective products or services in the United States or any foreign jurisdiction;
(i) each Contract that requires consent, approval or waiver of, or notice to, a Governmental Entity or other third party in the event of or with respect to a transaction such as the transactions contemplated by this Agreement or any Transaction Document, including in order to avoid termination of or loss of a benefit under any such Contract;
(j) each Contract containing any provisions (i) prohibiting or providing for termination upon a “change of control” or similar event with respect to Seller, the definition of which would cover the transactions contemplated by this Agreement, or (ii) having the effect of providing that the consummation of any of the transactions contemplated by this Agreement or compliance by Seller with the provisions of this Agreement (alone or in combination with any other event specified therein) will in any material respect conflict with, result in a violation or breach of, or constitute a default under (with or without notice or lapse of time, or both), such Contract or give rise under such Contract to any right of, or result in, a termination, right of first refusal, amendment, revocation, cancellation or acceleration, or loss of a benefit, or the creation of any Encumbrance in or upon any Acquired Asset;

(k) each IP License Contract; and each Contract providing for payments of royalties, franchise fees, commissions, other license fees or other transactional fees to third parties; and
(l) all other Contracts that (i) involve the payment or potential payment, pursuant to the terms of any such Contract, by or to Seller or the Business of more than $50,000 annually, (ii) during the life of the Contract, involve the payment or potential payment, pursuant to the terms of any such Contract, by or to Seller or the Business of more than $50,000 in the aggregate, and (iii) cannot be terminated within 60 calendar days after giving notice of termination without resulting in any material cost or penalty.
5.18.2 Each Vitarich Contract is in full force and effect and is a valid and binding agreement of the Seller and of each other party thereto, enforceable against Seller and against the other party or parties thereto, in each case, in accordance with its terms. Seller has performed all obligations required to be performed by it under each Vitarich Contract to which it is a party and is not (with or without notice or lapse of time or both) in breach or default thereunder, and, to the knowledge of the Seller, no other party to any Vitarich Contract is (with or without notice or lapse of time, or both) in breach or default thereunder. Seller has made available to the Buyer complete and correct copies of all Seller Contracts.
5.19 Inventory. Part 5.19 of the Disclosure Schedule sets forth a breakdown of all Inventory of the Business, based on the Business’s established cycle-counting processes as of the date which is within three Business Days immediately prior to the date hereof. All items included in the Inventory of the Business are the property of Seller, free and clear of any Encumbrance other than Permitted Encumbrances, have not been pledged as collateral, and are not held by Seller on consignment from others.
5.20 Accounts Receivable; Accounts Payable.
5.20.1 All Acquired A/R represent (i) bona fide claims against debtors for sales and other charges and are not subject to discount except for trade discounts made in the Ordinary Course of Business and for the reserves for doubtful accounts and allowances set forth in the Closing Statement and (ii) valid and binding obligations due to Seller, enforceable in accordance with their terms. The Seller has not received written notice of any asserted or threatened setoff, counterclaim or other defense in respect of the Acquired A/R. The amount carried for doubtful accounts and allowances disclosed in the Closing Statement was calculated in a manner consistent with prior accounting periods.
5.20.2 All Assumed A/P represent bona fide claims by creditors against the Business for sales and other charges incurred in the Ordinary Course of Business. Since December 31, 2010, with respect to the Business, the Seller has not altered its ordinary practices, including by delaying payment, with respect to accounts payable, and accounts payable have been paid in the ordinary course. None of the Assumed A/P are the result of an Affiliate Transaction.

5.21 Insurance. Part 5.21 of the Disclosure Schedule contains a true and complete list (including names and addresses of the insurers, the names of the Persons to whom such policies have been issued, the expiration dates thereof, the annual premiums and payment terms thereof and a brief description of the interests insured thereby) of all liability, property, workers’ compensation, directors’ and officers’ liability and other insurance policies in effect as of the date hereof that insure any Acquired Assets, the Seller (including its assets and properties), the Business or any Product. Seller or Argan, on Seller’s behalf, has continuously maintained insurance coverage on an “occurrence” basis for the Acquired Assets, the Business and Products, including all of their operations, personnel and assets for the Business. The insurance policies listed on Part 5.21 of the Disclosure Schedule will not terminate or lapse by reason of the transactions contemplated by this Agreement. Each policy listed on Part 5.21 of the Disclosure Schedule is valid and binding and in full force and effect, no premiums due thereunder have not been paid and the Seller (i) is not in default or breach with respect to any provision contained in any such insurance policies, nor has it failed to give any notice or to present any claim thereunder in due and timely fashion or (ii) has received any notice of cancellation or termination in respect of any such policy or that the insurer under any such policy is denying liability with respect to a claim thereunder or defending under a reservation of rights clause. There are no pending insurance claims relating to the Business. The insurance policies listed on Part 5.21 of the Disclosure Schedule are placed with financially sound and reputable insurers, and, in the light of the Acquired Assets, the Seller, the Business and the Products, are in amounts and have coverages that are reasonable and customary for Persons engaged in such businesses and operations and having such assets and properties.
5.22 No Broker’s and Finder’s Fees. Except as disclosed in Part 5.22 of the Disclosure Schedule, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement based upon arrangements made by, on behalf of, or in connection with, the Seller.
5.23 Customers & Suppliers.
(a) Part 5.23(a) of the Disclosure Schedule sets forth a true and complete list of (a) the names and addresses of the twenty (20) largest customers that ordered Products from the Seller during the twelve-month period ended January 31, 2011 and (b) the amount of purchases by each such customer during such period. Except as set forth on Part 5.23(a) of the Disclosure Schedule, Seller has not received any notice that any customer listed on Part 5.23(a) of the Disclosure Schedule (i) has ceased, or will cease, to purchase the Products, (ii) has materially reduced or will materially reduce, its purchase of the Products, or (iii) has sought to reduce the price it will pay for the Products.

(b) Part 5.23(b) of the Disclosure Schedule sets forth a true and complete list of (a) the names and addresses of the twenty (20) largest suppliers (including any Affiliates) from which Seller ordered raw materials, supplies or other Products or services in connection with the Business during the twelve-month period ended January 31, 2011 and (b) the amount of purchases from each such supplier during such period. Except as set forth on Part 5.23(b) of the Disclosure Schedule, Seller has not received any notice that (i) there has been any material adverse change in the price of such raw materials, supplies or other products or services or (ii) any such supplier will not sell raw materials, supplies and other products and services to the Business at any time after the Closing Date on terms and conditions similar to those used in its current sales to the Seller.
5.24 Vehicles, Equipment & Machinery. The Vehicles, equipment and machinery listed on Part 5.24 of the Disclosure Schedule accurately describes the Vehicles, machinery, equipment, furniture, furnishings, fixtures, tools, and other tangible personal property used by Seller in connection with Seller’s conduct of the Business. All Vehicles, equipment and machinery listed on Part 5.24 of the Disclosure Schedule are to be acquired by the Buyer at the Closing.
5.25 Products. Part 5.25 of the Disclosure Schedule lists all of the Products sold by the Seller in the Ordinary Course of Business in connection with the Business.
5.26 Product Liability. There are no pending or threatened actions, causes of action, claims, suits, proceedings, or injunctions which involve a claim relating to a harm allegedly caused by the ownership, possession, advertising or use of any Product manufactured, sold, leased, or delivered by the Seller in connection with the conduct of the Business, including without limitation, the Products. Seller has not received written notice of any such actual or threatened claim relating to a harm allegedly caused by any such Products by any attorney for any Person against Seller.
5.27 No Guarantees. All obligations of the Business that are guaranteed by Seller or Argan are set forth on Part 5.27 of the Disclosure Schedule. None of the liabilities of the Business or of the Seller incurred in connection with the conduct of the Business is guaranteed by or subject to a similar contingent obligation of any other Person, nor has Seller guaranteed or become subject to a similar contingent obligation in respect of the liabilities of any customer, supplier, or other Person to whom the Seller sells goods or provides services in the conduct of the Business or with whom Seller otherwise have significant business relationships in the conduct of the Business.
5.28 Books and Records. Each of the Books and Records (or copies thereof) and instruments furnished by the Seller to the Buyer prior to the Closing Date or concurrently therewith (whether under separate delivery or by way of attached to any Schedule hereto), are genuine and authentic originals or true and correct duplicate copies of such items.
5.29 Affiliate Transactions. Except as set forth on Part 5.29 of the Disclosure Schedule, no officer, director, Affiliate of Seller nor any relative, beneficiary, spouse or Affiliate of the foregoing provides or causes to be provided any assets, guarantees, services or facilities used or held for use in connection with the Business, and the Business does not provide or cause to be provided any assets, guarantees, services or facilities to any of the foregoing (each, an “Affiliate Transaction”).

5.30 Advertising Materials. Seller has delivered to Buyer true and correct copies of all marketing materials, Product literature, printed advertising and promotional materials, training materials and advertising materials used since January 1, 2008 in connection with the Products.
5.31 No Management Reports. Since January 1, 2006, there have been no written management reports to the board of directors of Seller.
5.32 Disclosure. All material facts relating to the condition of the Business and Acquired Assets have been disclosed to Buyer in or in connection with this Agreement. No representation or warranty contained in this Agreement, and no statement contained in the Disclosure Schedule or in any certificate, list or other writing furnished to Buyer pursuant to any provision of this Agreement, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading.
ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF THE BUYER
The Buyer represents and warrants to the Seller as set forth in this ARTICLE 6.
6.1 Organization. The Buyer (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the legal power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted, and (c) is duly qualified or licensed to do business in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary.
6.2 Authority; Enforceability. The Buyer has the requisite corporate power and authority and legal capacity to execute and deliver this Agreement and each Transaction Document contemplated hereunder to be executed and delivered by the Buyer on or before the Closing Date, and to consummate the transactions contemplated hereby and to comply with the provisions hereof and thereof. The execution, delivery and performance by the Buyer of this Agreement and the Transaction Documents contemplated hereunder to be executed and delivered by the Buyer on or before the Closing Date, the consummation by the Buyer of the transactions contemplated hereby and thereby, and the compliance by the Buyer with the provisions hereof and thereof, have been duly authorized by all necessary corporate action on the part of the Buyer, and no other corporate action on the part of the Buyer are necessary to authorize this Agreement and such Transaction Documents or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Transaction Document contemplated hereunder to be executed and delivered by the Buyer on or before the Closing Date will have been, duly executed and delivered by Seller and, assuming the due authorization, execution and delivery by the Buyer, constitutes or will constitute upon such execution and delivery a valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms.

6.3 Non-Contravention; Consents. The execution and delivery of this Agreement and the Transaction Documents contemplated hereunder to be executed and delivered by the Buyer on or before the Closing Date, the consummation of the transactions contemplated hereby and thereby (alone or in combination with any other event), and the compliance by the Buyer with the provisions hereof and thereof, do not and will not conflict with, or result in any violation or breach of, or default under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to a loss of a benefit under, or result in the creation of any Encumbrance in or upon any of the properties or assets of the Buyer under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of (a) the Buyer’s certificate of incorporation, bylaws, operating agreement or other organizational documents, (b) any Contract to which Buyer is a party or by which it or any of its properties or assets may be bound or affected, or (c) subject to the governmental filings and other matters referred to in the immediately succeeding sentence, any Legal Provision or Order applicable to the Buyer or Seller or any of their respective properties or assets. No consent, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to the Buyer in connection with the execution and delivery of this Agreement or the Transaction Documents, the consummation of the transactions contemplated hereby or thereby (alone or in combination with any other event), or the compliance with the provisions hereof or thereof.
6.4 Legal Proceedings. There is no Legal Proceeding pending against the Buyer, or, to the knowledge of the Buyer, threatened in writing against the Buyer, that questions or challenges (a) the validity of this Agreement or any Transaction Document or (b) any action taken or to be taken by the Buyer pursuant to this Agreement or any Transaction Document or in connection with the transactions contemplated hereby.
6.5 No Broker’s and Finder’s Fees. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement based upon arrangements made by, on behalf of, or in connection with, the Buyer.
ARTICLE 7
TAX MATTERS
7.1 Straddle Period Taxes. For the purposes of this Agreement, “Straddle Period Taxes” means any Taxes levied with respect to the assets of the Business attributable to a taxable period relating to such Taxes that begins before and ends after the Closing Date (a “Straddle Period”). For the purposes of this Agreement, a “Pre-Closing Tax Period” means the portion of a Straddle Period ending on or before the Closing Date, and a “Post-Closing Tax Period” means the portion of a Straddle Period beginning after the Closing Date. The portion of any Straddle Period Taxes allocable to a Pre-Closing Tax Period shall be deemed equal to the amount of such Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of calendar days in the Pre-Closing Tax Period and the denominator of which is the number of calendar days in the Straddle Period. Any remaining Straddle Period Taxes for such Straddle Period shall be allocable to the Post-Closing Tax Period.

7.2 Preparation of Straddle Period Tax Returns.
7.2.1 Seller shall prepare and timely file or shall cause to be prepared and timely filed all Straddle Period Tax Returns required to be filed pursuant to any Legal Provision (and only to the extent so required) that are due on or before the Closing Date, if any. Seller shall make or cause to be made all Tax payments required with respect to any such Tax Returns. The Buyer shall promptly reimburse Seller for the amount of any such Taxes paid by Seller or any Affiliate thereof to the extent such Straddle Period Taxes are allocable to a Post-Closing Tax Period of the Business (as determined under Section 7.1).
7.2.2 The Buyer shall prepare and timely file or shall cause to be prepared and timely filed all Straddle Period Tax Returns required to be filed pursuant to any Legal Provision (and only to the extent so required) that are due after the Closing Date, if any. The Buyer shall make all Tax payments required with respect to any such Tax Returns. Seller or an Affiliate thereof shall promptly reimburse the Buyer for the amount of any such Taxes paid by the Buyer to the extent such Straddle Period Taxes are allocable to a Pre-Closing Tax Period (as determined under Section 7.1).
7.3 Tax Obligations Generally.
7.3.1 Seller shall prepare and timely file or shall cause to be prepared and timely filed all Tax Returns that relate solely to periods ending on or before the Closing Date. Seller shall make or cause to be made all Tax payments required with respect to any such Tax Returns.
7.3.2 The Buyer shall prepare and timely file or shall cause to be prepared and timely filed all Tax Returns that relate solely to periods commencing after the Closing Date. The Buyer shall make all Tax payments required with respect to any such Tax Returns.
7.4 Cooperation. The Buyer and Seller shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and other representatives to reasonably cooperate, in preparing and filing all Tax Returns and in resolving all disputes and audits with respect to all taxable periods relating to Taxes, including by retaining, maintaining and making available to each other all records reasonably necessary in connection with Taxes and making employees reasonably available on a mutually convenient basis to provide additional information or explanation or to testify at proceedings relating to Taxes.
7.5 Tax Indemnity. Seller shall be obligated to indemnify, defend and hold harmless Buyer from and against the entirety of any Damages Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by any liability of Seller for unpaid Taxes with respect to any Tax year or portion thereof ending on or before the Closing Date (or any Tax year beginning before and ending after the Closing Date to the extent allocable to the portion of such period beginning before and ending on the Closing Date).

ARTICLE 8
ADDITIONAL AGREEMENTS
8.1 Further Assurances; Post-Closing Cooperation
8.1.1 From time to time after the Closing, each party shall, at the request of the other parties and without additional consideration, execute and deliver any further instruments or documents and take any such further action as such parties may reasonably request in order to consummate the transactions contemplated by this Agreement and the Transaction Documents, including executing, acknowledging and delivering, or cause to be done, executed, acknowledged or delivered, all such further acts, deeds, assignments, assumptions, transfers, conveyances, powers of attorney or assurances as may be reasonably required for (a) the transferring, assigning, conveying, granting, assuring and confirming to the Buyer, or for aiding and assisting in the collection of or reducing to possession by the Buyer, any of the Acquired Assets or to vest in the Buyer all of the Seller’s right, title and interest in and to the Acquired Assets, or (b) assignment by the Seller, and assumption by the Buyer, of the Assumed Contracts, Assumed Orders and Assumed Liabilities.
8.1.2 Following the Closing, each party will provide the other party, its counsel and its accountants, with hard copies or, at the Buyer’s option, electronic copies of Books and Records relating to the Business in its possession with respect to periods prior to the Closing to the extent that such Books and Records and other data may be reasonably required by the requesting party in connection with (i) the preparation of Tax Returns, (ii) the determination or enforcement of rights and obligations under this Agreement, (iii) compliance with the requirements of, or pursuant to any investigation by, any Governmental Entity, stock exchange, or other entity having jurisdiction over the requesting party, (iv) the determination or enforcement of the rights and obligations of any Indemnified Person, (v) in connection with any actual or threatened Legal Proceeding, or (vi) an audit by any Tax Authority or in connection with any audit of financial statements or other financial information. Further each party agrees for a period extending six (6) years after the Closing Date not to destroy or otherwise dispose of any such Books and Records. The requesting party shall bear all reasonable costs and expenses relating to retrieving and copying any such Books and Records. The providing party shall deliver such Books and Records to the requesting party within a reasonable period of time and will not unreasonably withhold or delay the provision of such Books and Records to the requesting party.
8.2 Public Announcements. Except as required by applicable Legal Provision or the rules and regulations of the Securities and Exchange Commission, as applicable, the Seller, on the one hand, and the Buyer on the other hand, will not make and will cause their respective Affiliates to not make, any public announcements or disclosures of any kind whatsoever regarding this Agreement or the transactions contemplated hereby unless they have first obtained the consent of (a) Seller, in the case of announcement by the Buyer, and (b) the Buyer in the case of announcement by Seller, which consent shall not be unreasonably withheld. If a party believes that a disclosure is required by Legal Provision or by a rule or regulation as set out above, such party shall use reasonable efforts to consult with (i) Seller, in the case of the Buyer, and (ii) the Buyer, in the case of Seller, and obtain consent for a mutually worded disclosure, such consent not to be unreasonably withheld, conditioned or delayed. Seller and Buyer will also obtain the other party’s prior approval of any press release to be issued immediately following the Closing announcing the consummation of the transactions contemplated by this Agreement.

8.3 Confidentiality. Each party hereto will hold, and will use its best efforts to cause its Affiliates, and their respective Affiliates to hold, in strict confidence from any Person (other than any such Affiliate or representative), unless (i) compelled to disclose by judicial or administrative process (including without limitation in connection with obtaining the necessary approvals of this Agreement and the transactions contemplated hereby of Governmental or Regulatory Authorities) or by other requirements of any applicable Legal Provision or (ii) disclosed in a Legal Proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder, all documents and information concerning the other party or any of its Affiliates furnished to it by the other party or such other party’s representatives in connection with this Agreement or the transactions contemplated hereby, except to the extent that such documents or information can be shown to have been (a) previously known by the party receiving such documents or information, (b) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving party or (c) later acquired by the receiving party from another source if the receiving party is not aware that such source is under an obligation to another party hereto to keep such documents and information confidential; provided that following the Closing the foregoing restrictions will not apply to Buyer’s use of documents and information concerning the Business, the Acquired Assets or the Assumed Liabilities furnished by Seller hereunder. In the event the transactions contemplated hereby are consummated, upon the request of Buyer, Seller will, and will cause its Affiliates and their respective representatives to, promptly deliver or cause to be delivered all copies of documents and information with respect to Seller, the Acquired Assets or the Business and destroy or cause to be destroyed all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon.
8.4 Product Returns.
8.4.1 From and after the Closing Date, Seller shall reimburse the Buyer periodically for any and all charges incurred by the Buyer during the period ending one (1) year from the Closing Date in connection with returns of Products sold prior to the Closing Date that occur after the Closing Date. Buyer shall invoice Seller on a monthly basis for all such charges incurred by Buyer. Each invoice shall be submitted along with a copy of the applicable remittance summary and customer debit note, if any. Seller shall pay to Buyer all of such invoices within thirty (30) days of receipt. In the event Seller fails to make any such payment, Buyer may deduct amounts equal to the amount set forth in the respective invoice from the Holdback Amount.
ARTICLE 9
INDEMNIFICATION
9.1 Survival. All representations and warranties made by a party in this Agreement, any other Transaction Documents, or in any Schedule, certificate or agreement executed and delivered by such Party pursuant to this Agreement or any Transaction Document shall survive the Closing, and continue in full force and effect until the first anniversary of the Closing Date, except that the representations and warranties contained in Section 5.8 (Tax Matters), Section 5.9 (Title), Section 5.15 (Employee Plans) and Section 5.17 (Environmental Matters) shall continue indefinitely (subject to any application statutes of limitations). Each of the agreements and covenants of the parties to this Agreement that are intended to survive the Closing, shall survive the Closing and continue in full force and effect until fully performed.

9.2 Indemnification by the Buyer.
9.2.1 Subject to the provisions of this ARTICLE 9, from and after the Closing, the Buyer hereby agrees to indemnify, defend and hold harmless Seller and each of its members, managers, officers, employees, Affiliates, agents, successors, and permitted transferors and assignees (collectively, the “Seller Indemnified Persons”) from and against and in respect of any and all claims, Losses, damages, costs, expenses, obligations, liabilities, charges, actions, suits, proceedings, deficiencies, interest, penalties and fines (including costs of collection, attorney’s fees and other costs of defense, costs of enforcing indemnification provisions, and expenses of investigation) in each case to the extent resulting in out-of-pocket costs (collectively, “Damages”) imposed on, sustained, incurred or suffered by or asserted against them, directly or indirectly, but only in respect of the following and without duplication:
(a) any inaccuracy in any of the Buyer’s representations and warranties when made or deemed made in this Agreement, any other Transaction Documents, or in any Schedule, Exhibit, certificate, agreement, instrument or document delivered by the Buyer pursuant to or in connection with this Agreement or any Transaction Document;
(b) the Buyer’s failure to perform or otherwise fulfill any of its agreements, covenants, obligations or undertakings under this Agreement or under any other Transaction Document;
(c) the Assumed Liabilities; and
(d) the Buyer’s or its Affiliate’s ownership, operation or use of the Acquired Assets or the conduct of the Business by the Buyer and its Affiliates after the Closing Date.
9.2.2 With respect to any Seller Indemnified Person, the Buyer acknowledges and agrees that Seller is contracting on its own behalf and for such Seller Indemnified Persons and Seller shall have the right to obtain and hold the rights and benefits provided for in this Section ý9.2 and on behalf of such Seller Indemnified Persons.
9.3 Indemnification by Seller.
9.3.1 Subject to the provisions of this ARTICLE 9, from and after the Closing, the Seller hereby agrees to indemnify, defend and hold harmless the Buyer and each of its Affiliates and each of their respective directors, officers, employees, agents, advisors, representatives managers, stockholders, members, successors, and permitted transferors and assignees (collectively, the “Buyer Indemnified Persons”), from and against and in respect of any and all Damages imposed on, sustained, incurred or suffered by or asserted against them, directly or indirectly, but only in respect of the following and without duplication (in each case resulting in Damages):
(a) any inaccuracy in Seller’s representations and warranties when made or deemed made in this Agreement, any other Transaction Documents, or in any Schedule, Exhibit, certificate, agreement, instrument or document delivered by Seller pursuant to or in connection with this Agreement or any Transaction Document;

(b) the Seller’s breach or failure to perform or otherwise fulfill any of their agreements, covenants, obligations or undertakings under this Agreement or under any other Transaction Document;
(c) any Excluded Assets or Excluded Liabilities, including without limitation, the Legal Proceeding set forth on Part 5.14 of the Disclosure Schedule;
(d) the Seller’s ownership, operation or use of the Acquired Assets or the conduct of the Business by the Seller on or before the Closing Date; and
(e) the Seller’s failure to deliver any of the Required Consents set forth on Part 5.3 of the Disclosure Schedule on or before the Closing Date.
9.3.2 With respect to any Buyer Indemnified Person, Seller acknowledges and agrees that the Buyer is contracting on its own behalf and for such Buyer Indemnified Persons and the Buyer shall have the right to obtain and hold the rights and benefits provided for in this Section 9.3 for and on behalf of such Buyer Indemnified Persons.
9.4 Claims for Indemnification.
9.4.1 If any claim for indemnification hereunder arises, the Person seeking indemnification (the “Indemnified Person”), shall promptly notify in writing the party from whom indemnification is sought (the “Indemnifying Person”) of the claim (“Claim Notice”) and, when known, the facts constituting the basis for such claim and the amount or an estimate of the amount of the liability arising therefrom. The failure of the Indemnified Person to give the Indemnifying Person prompt notice as provided herein shall not relieve the Indemnifying Person of any of its obligations under this ARTICLE 9, except to the extent that the Indemnifying Person is irreparably prejudiced by such failure.
9.4.2 If the Claim Notice does not involve a third party claim, and if the Indemnifying Person objects in writing within 20 Business Days of its receipt of the Claim Notice to any indemnity in respect of any such Claim Notice, then the Indemnifying Person and the Indemnified Person delivering such Claim Notice shall attempt in good faith to agree upon the rights of the respective parties with respect to each claim. If the Indemnifying Person and the Indemnified Person so agree, the Indemnifying Person shall promptly make the agreed-upon payment. If no such agreement can be reached after good faith negotiation, then such dispute shall be resolved in accordance with the terms of Section 9.5.

9.5 Third Party Claims Procedures. If a claim or demand in respect of which an Indemnified Person might seek indemnity is asserted against or sought to be collected from such Indemnified Person by a Person other than Seller or any Affiliate of Seller, Buyer or any Affiliate of Buyer (a “Third Party Claim”), such Indemnified Person shall promptly (and in any event within two Business Days) notify the Indemnifying Person in writing of such claim or demand setting forth such claims in reasonable detail. The failure of the Indemnified Person to give the Indemnifying Person prompt notice as provided herein shall not relieve the Indemnifying Person of any of its obligations under this ARTICLE 9, except to the extent that the Indemnifying Person is irreparably prejudiced by such failure. The Indemnifying Person shall have 30 days after receipt of such notice to undertake, conduct and control, through counsel of its own choosing (but reasonably satisfactory to the Indemnified Person) and at its own expense, the settlement or defense thereof, and the Indemnified Person shall cooperate with the Indemnifying Person in connection therewith; provided, however, that the Indemnified Person may participate in such settlement or defense through counsel chosen by such Indemnified Person and the fees and expenses of such counsel shall be borne by such Indemnified Person unless (i) the employment thereof has been specifically authorized by the Indemnifying Person in writing, or (ii) the Indemnifying Person has after a reasonable time failed to employ counsel and to assume or to diligently continue to maintain such defense, in each of which events the Indemnified Person may retain counsel which shall be reasonably satisfactory to the Indemnifying Person, and the Indemnifying Person shall pay the reasonable fees and expenses of such counsel for the Indemnified Person (but in no event shall the Indemnifying Person be obligated to pay the fees and expenses of more than one firm for all Indemnified Parties). So long as the Indemnifying Person is reasonably contesting any such claim in good faith, the Indemnified Person shall not pay or settle any such claim without the prior written consent of the Indemnifying Person. If the Indemnifying Person does not notify the Indemnified Person within 30 days after the receipt of the Indemnified Person’s notice of a claim of indemnity hereunder that it elects to undertake the defense thereof (or does not fulfill its commitment to undertake such defense), the Indemnified Person shall have the right to contest, settle or compromise the claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement. The Indemnifying Person shall not, except with the prior written consent of the Indemnified Person, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the Person asserting such claim to all Indemnified Parties (i.e., Seller Indemnified Persons or Buyer Indemnified Persons, as the case may be) an unconditional release from all liability with respect to such claim.
9.6 Exclusive Remedy. Except in case of fraud, intentional misrepresentation or omission or intentional misconduct by any party, the rights and remedies of the parties to assert indemnification claims and receive indemnification payments pursuant to this ARTICLE 9 shall be the parties’ exclusive right and remedy for monetary damages with respect to any breach by any party of any representation, warranty, covenant or agreement (including with respect to Excluded Liabilities and Assumed Liabilities) set forth in this Agreement or any Transaction Document, or in connection with the transactions contemplated by this Agreement or any Transaction Document. Notwithstanding the foregoing, each party shall be entitled to seek equitable relief, including specific performance, with respect to any breach by any party of any covenants or agreements set forth in this Agreement.

ARTICLE 10
MISCELLANEOUS
10.1 Governing Law; Consent to Jurisdiction; WAIVER OF JURY TRIAL. This Agreement and the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. In any action or proceeding between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, each of the parties hereto: (a) irrevocably and unconditionally consents and submits, for itself and its property, to the exclusive jurisdiction and venue of any New York court; (b) agrees that all claims in respect of such action or proceeding must be commenced, and may be heard and determined, exclusively in such New York court (or, if applicable, such Federal court); (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in such New York court (and, if applicable, such Federal court); and (d) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such New York court (or, if applicable, such Federal court). Each of the parties hereto agrees that a final judgment in any such action or proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.1. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by applicable law. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 110.1.
10.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered by hand, sent by facsimile transmission with confirmation of receipt, sent via a reputable courier service with confirmation of receipt requested, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

To Seller:
Vitarich Laboratories, Inc.
c/o Argan, Inc.
One Church Street, Suite 201
Rockville, Maryland 20850
Facsimile No.: (301) 315-0064
Attention: Chairman and Chief Executive Officer

with a copy to:

Robinson & Cole LLP
1055 Washington Boulevard
Stamford, CT 06901
Facsimile: (203) 462-7599
Attention: Richard A. Krantz, Esq.

To the Buyer:
NBTY, Inc.
2100 Smithtown Avenue
Ronkonkoma, New York 11779
Facsimile No.: (631) 218-7341
Attention: General Counsel

with a copy to:

Farrell Fritz, P.C.
1320 RXR Plaza
Uniondale, New York 11556
Facsimile No.: (516) 336-2205
Attention: Robert C. Creighton, Esq.
10.3 Entire Agreement; Third-Party Beneficiaries. This Agreement, the Exhibits and Schedules, the Transaction Documents, and the agreements, instruments and documents among the parties hereto as contemplated by or referred to herein, including the Disclosure Schedule constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and contain the sole and entire agreement between the parties hereto with respect to the subject matter hereof. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement other than as specifically provided in ARTICLE 7 or ARTICLE 9.
10.4 Amendments and Waivers. This Agreement may be amended or modified only with a written instrument executed by Seller and the Buyer. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), shall constitute a continuing waiver unless otherwise expressly provided nor shall be effective unless in writing and executed (a) by Seller in the case of a waiver by Seller, (b) by the Buyer in the case of a waiver by the Buyer. No waiver by any party of any breach or violation or, default under or inaccuracy in any representation, warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation, default of, or inaccuracy in, any such representation, warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any party in exercising any right, power or remedy under this Agreement will operate as a waiver thereof.
10.5 Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to use their commercially reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.6 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
10.7 Assignment. No party may assign (including whether by operation of law or otherwise) either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other party, provided, however, Buyer may assign this Agreement or any of its rights, interests or obligations hereunder to one or more of its Affiliates without the prior written consent of the Seller. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment in violation of this Section 10.7 shall be void.
10.8 Expenses. Except as otherwise expressly provided in this Agreement, each party will pay its own costs and expenses, incurred in connection with the negotiation, execution and closing of this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby.
10.9 Argan Guaranty. Argan hereby unconditionally and irrevocably guarantees the full payment and performance of any and all of Seller’s obligations under this Agreement and the ancillary documents hereto, including without limitation, all of Seller’s obligations to indemnify Buyer hereunder (the “Obligations”) if, as, when and to the extent that such Obligations are required to be performed pursuant to this Agreement (the “Guaranty”). Argan hereby waives all rights and defenses of a surety under applicable law, including without limitation, any right to require the pursuit of any remedies against Seller, including commencement of a suit, before enforcing the Guaranty. The Guaranty is a guarantee of both payment and collection.
10.10 Counterparts; Facsimile. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile or electronic mail.
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IN WITNESS WHEREOF, the parties have executed this Asset Purchase Agreement as of the date first above written.

VITARICH LABORATORIES, INC.	NBTY FLORIDA, INC.

By:	By:

Name:	Name:

Title:	Title:

ARGAN, INC. (solely for purposes of Sections 2.5 and 10.9)

By:

Name:

Title: